Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SYROS PHARMACEUTICALS, INC.,

TACK ACQUISITION CORP.,

and

TYME TECHNOLOGIES, INC.

Dated as of July 3, 2022

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4.10	Title to Assets	30
4.11	Real Property; Leasehold	31
4.12	Intellectual Property	31
4.13	Agreements, Contracts and Commitments	32
4.14	Compliance; Permits; Restrictions	32
4.15	Legal Proceedings; Orders	34
4.16	Tax Matters	34
4.17	Employee and Labor Matters; Benefit Plans	35
4.18	Environmental Matters	37
4.19	Insurance	37
4.20	Transactions with Affiliates	38
4.21	Financial Advisors	38
4.22	Valid Issuance	38
4.23	Privacy and Data Security	38
4.24	Securities Purchase Agreement	38
4.25	No Other Representations or Warranties	39

ARTICLE V CONDUCT OF BUSINESSES		39

5.1	Covenants of Tyme	39
5.2	Covenants of Syros	41
5.3	Confidentiality	44
5.4	Pre-Closing Legacy Asset Transactions	44

ARTICLE VI ADDITIONAL AGREEMENTS		44

6.1	No Solicitation	44
6.2	Proxy Statement/Prospectus; Registration Statement	48
6.3	Nasdaq Listing	49
6.4	Access to Information	49
6.5	Stockholder Approval	49
6.6	Legal Conditions to Merger	51
6.7	Public Disclosure	51
6.8	Indemnification	52
6.9	Notification of Certain Matters	53
6.10	Employee Matters	53
6.11	FIRPTA Tax Certificates	54
6.12	State Takeover Laws	54
6.13	Security Holder Litigation	54
6.14	Section 16 Matters	55
6.15	Calculation of Tyme Net Cash	55
6.16	Corporate Governance	56
6.17	Intended Tax Treatment	57
6.18	SM-88 Program	57
6.19	Financing	57

ARTICLE VII CONDITIONS TO MERGER		57

7.1	Conditions to Each Party’s Obligation to Effect the Merger	57
7.2	Additional Conditions to the Obligations of Syros and Merger Sub	58
7.3	Additional Conditions to the Obligations of Tyme	59
7.4	Frustration of Closing Conditions	59

ARTICLE VIII TERMINATION AND AMENDMENT		60

8.1	Termination	60

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8.2	Effect of Termination	61
8.3	Fees and Expenses	61
8.4	Amendment	63
8.5	Extension; Waiver	63
8.6	Procedure for Termination, Amendment, Extension or Waiver	63

ARTICLE IX MISCELLANEOUS		63

9.1	Nonsurvival of Representations, Warranties and Agreements	63
9.2	Notices	63
9.3	Entire Agreement	64
9.4	No Third-Party Beneficiaries	65
9.5	Assignment	65
9.6	Severability	65
9.7	Counterparts and Signature	65
9.8	Interpretation	65
9.9	Governing Law	66
9.10	Remedies	66
9.11	Submission to Jurisdiction	66
9.12	WAIVER OF JURY TRIAL	67
9.13	Disclosure Schedule	67

Exhibit A-1	Form of Tyme Support Agreement
Exhibit A-2	Form of Lock-Up Agreement
Exhibit A-3	Form of Syros Support Agreement
Exhibit B-1	Form of Surviving Corporation Certificate of Incorporation
Exhibit B-2	Form of Surviving Corporation Bylaws
Annex A	Illustration of Exchange Ratio
Annex B	Illustration of Tyme Net Cash

iii

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Accounting Firm	Section 6.15(c)
Acquisition Proposal	Section 6.1(f)(i)
Adjusted Warrant	Section 2.3(c)
Affiliate	Section 2.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anticipated Closing Date	Section 6.15(a)
Business Day	Section 1.2
Capitalization Date	Sections 3.6(a)
Cash Determination Time	Section 6.15(d)(i)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.17(p)(i)
Code	Preamble
Confidentiality Agreement	Section 5.3
Consent	Section 3.5(b)
Contemplated Transactions	Section 3.1(b)
Continuing Service Provider	Section 2.3(a)
Contract	Section 3.1(a)
COVID-19 Measures	Section 3.5(a)(v)
DGCL	Preamble
Dispute Notice	Section 6.15(b)
Effect	Section 3.1(b)
Effective Time	Section 1.1
Employee Plan	Section 3.17(p)(ii)
Encumbrance	Section 3.5(a)(v)
Enforceability Exceptions	Section 3.3
Environmental Law	Section 3.18
ERISA	Section 3.17(p)(iii)
ERISA Affiliate	Section 3.17(p)(iv)
Exchange Act	Section 3.7(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
FDA	3.14(c)
FDCA	3.14(c)
Financing	Preamble
Financing Agreements	Section 6.19(a)
GAAP	Section 3.5(a)(v)
Governmental Authorization	Section 3.5(a)(iii)
Hazardous Materials	Section 3.18
Indebtedness	Section 6.15(d)(ii)
Indemnified Persons	Section 6.9(a)
Intellectual Property	Section 3.12(j)(i)
Intellectual Property Registrations	Section 3.12(j)(ii)
Intended Tax Treatment	Preamble

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Terms	Cross Reference in Agreement
Intervening Event	Section 6.1(f)(ii)
IRS	Section 4.17(b)
Key Employee	Section 3.15(b)
Knowledge	Section 9.8
Law	Section 3.12(j)(iii)
Legal Proceeding	Section 3.15(c)
Lock-Up Agreements	Preamble
Lookback Date	Section 3.7(c)
Merger	Preamble
Merger Share Issuance	Preamble
Merger Sub	Preamble
Multiemployer Plan	Section 3.17(p)(v)
Multiple Employer Plan	Section 3.17(p)(vi)
Multiple Employer Welfare Arrangement	Section 3.17(p)(vii)
Nasdaq	Section 2.2(c)
Nasdaq Listing Application	Section 6.3
Net Cash	Section 6.15(d)(iii)
Organizational Documents	Section 3.2
Order	Section 3.12(j)(viii)
Ordinary Course of Business	Section 3.5(a)(v)
Other Tyme Voting Proposals	Section 3.7(i)
Other Syros Voting Proposals	Section 3.7(i)
Outside Date	Section 8.1(b)
Patent Rights	Section 3.12(j)(ix)
Permitted Encumbrance	Section 3.5(a)(v)
Personal Information	Section 3.22
PIPE Share Issuance	Preamble
Privacy Laws	Section 3.22
Proxy Statement/Prospectus	Section 3.7(i)
Qualified Person	Section 6.1(f)(iii)
Recommendation Change Notice	Section 6.1(b)
Registration Statement	Section 3.7(i)
Regulation M-A Filing	Section 3.7(i)
Representatives	Section 6.1(a)
Required Tyme Voting Proposal	Section 3.7(i)
Required Syros Stockholder Vote	Section 4.4
Required Syros Voting Proposal	Section 3.7(i)
Sarbanes-Oxley Act	Section 3.7(a)
SEC	Section 3.7(a)
Securities Act	Section 3.7(a)
Securities Purchase Agreement	Preamble
Specified Time	Section 6.1(f)(iv)
Subsidiary	Section 2.1(b)
Superior Proposal	Section 6.1(f)(v)
Surviving Corporation	Section 1.3
Syros	Preamble
Syros Associate	Section 4.15(a)
Syros Authorized Stock Increase	Section 3.7(i)
Syros Balance Sheet	Section 4.9
Syros Board	Preamble

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Terms	Cross Reference in Agreement
Syros Board Recommendation Change	Section 6.1(b)(i)
Syros Certifications	Sections 4.7(a)
Syros Common Stock	Section 2.1(c)
Syros Contract	Section 4.5(b)
Syros Disclosure Schedule	Article IV
Syros Employee Plan	Section 3.17(p)
Syros Intellectual Property	Section 3.12(j)(x)
Syros Licensed Intellectual Property	Section 3.12(j)(xi)
Syros Material Adverse Effect	Section 4.1(b)
Syros Material Contract	Section 4.13
Syros Meeting	Section 3.7(i)
Syros Option	Section 4.6(c)
Syros Owned Intellectual Property	Section 3.12(j)(xii)
Syros Per Share Price	Section 2.1(c)
Syros Permits	Section 4.14(b)
Syros Product Candidates	Section 4.14(d)
Syros Registrations	Section 3.12(j)(xiii)
Syros Regulatory Permits	Section 4.14(d)
Syros RSU	Section 4.6(c)
Syros SEC Documents	Section 4.7(a)
Syros Stock Plans	Section 4.6(c)
Syros Support Agreement	Preamble
Syros Termination Fee	Section 8.3(c)
Syros Voting Proposals	Section 3.7(i)
Tax Opinion	Section 6.8(b)
Tax Return	Section 3.16(j)
Tax	Section 3.16(j)
Trademarks	Section 3.12(j)(xiv)
Transaction Expenses	Section 6.15(d)(iv)
Treasury Regulations	Section 3.16(g)
Tyme	Preamble
Tyme Associate	Section 3.15(a)
Tyme Balance Sheet	Section 3.9
Tyme Board	Preamble
Tyme Board Recommendation Change	Section 6.1(b)(i)
Tyme Capital Stock	Section 2.1
Tyme Certifications	Sections 3.7(a)
Tyme Common Stock	Section 2.1(b)
Tyme Contract	Section 3.5(b)
Tyme Disclosure Schedule	Article III
Tyme Employee Plan	Section 3.17(p)(viii)
Tyme Intellectual Property	Section 3.12(j)(iv)
Tyme Licensed Intellectual Property	Section 3.12(j)(v)
Tyme Material Adverse Effect	Section 3.1(b)
Tyme Material Contract	Section 3.13
Tyme Meeting	Section 3.4
Tyme Net Cash	Section 6.15(a)
Tyme Net Cash Schedule	Section 6.15(a)
Tyme Options	Section 2.3(a)
Tyme Outstanding Shares	Section 2.1(c)
Tyme Owned Intellectual Property	Section 3.12(j)(vi)

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Terms	Cross Reference in Agreement
Tyme Per Share Value	Section 2.1(c)
Tyme Permits	Section 3.14(b)
Tyme Product Candidates	Section 3.14(d)
Tyme Real Estate Leases	Section 3.11
Tyme Registrations	Section 3.12(j)(vii)
Tyme Regulatory Permits	Section 3.14(d)
Tyme SEC Documents	Section 3.7(a)
Tyme Stock Plans	Section 2.3(a)
Tyme Stockholder Approval	Section 3.4
Tyme Support Agreements	Preamble
Tyme Termination Fee	Section 8.3(b)
Tyme Valuation	Section 2.1(c)
Tyme Voting Proposals	Section 3.7(i)
Tyme Warrants	Section 2.3(c)
2020 Tyme Warrants	Section 2.3(c)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 3, 2022, is entered into by and among Syros Pharmaceuticals, Inc., a Delaware corporation (“Syros”); Tack Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Syros (the “Merger Sub”); and Tyme Technologies, Inc., a Delaware corporation (“Tyme”).

WHEREAS, the Board of Directors of Syros (the “Syros Board”) and the Board of Directors of Tyme (the “Tyme Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Tyme, the adoption of this Agreement and, in the case of Syros, the approval of the issuance of shares of Syros Common Stock pursuant to this Agreement (the “Merger Share Issuance”) and the Securities Purchase Agreement (as defined below) (the “PIPE Share Issuance” and, together with the Merger Share Issuance, the “Share Issuance”) and the Syros Authorized Stock Increase (as defined below);

WHEREAS, the combination of Syros and Tyme shall be effected through a merger (the “Merger”) of Merger Sub with and into Tyme in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Tyme will become a wholly owned subsidiary of Syros;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Syros’ willingness to enter into this Agreement, each of the stockholders of Tyme named in Section A of the Tyme Disclosure Schedule has entered into (i) a support agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-1 or otherwise in a form satisfactory to Syros (the “Tyme Support Agreements”) and (ii) a lock-up agreement in the form attached hereto as Exhibit A-2 (the “Lock-Up Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Tyme’s willingness to enter into this Agreement, each of the stockholders of Syros named in Section A of the Syros Disclosure Schedule have entered into a support agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-3 (the “Syros Support Agreement”) and (ii) Lock-Up Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Syros shall have entered into the Securities Purchase Agreement, dated as of July 3, 2022, by and among Syros and the investors identified on Exhibit A attached thereto (the “Securities Purchase Agreement”), pursuant to which Syros will, at or prior to the Closing, and subject to the satisfaction of the closing conditions set forth in the Securities Purchase Agreement, receive gross proceeds of approximately $130,000,000 (the “Financing”); and

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes: (i) if Section 368 of the Internal Revenue Code of 1986 (the “Code”) applies, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 and the Treasury Regulations promulgated thereunder and (b) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) if Section 351 of the Code applies, the Merger and PIPE Share Issuance, taken together as an integrated transaction, shall constitute a transfer which qualifies under Section 351 of the Code (in either case, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Syros, Merger Sub and Tyme agree as follows:

ARTICLE I

THE MERGER

1.1    Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Syros and Tyme shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2    Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., Eastern time, on a date to be specified by Syros and Tyme (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (or by remote exchange of electronic documents), unless another date, place or time is agreed to in writing by Syros and Tyme. For the purposes of this Agreement, the term “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, Boston, Massachusetts or Wilmington, Delaware are required or permitted by Law to be closed.

1.3    Effects of the Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Tyme (Tyme as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the certificate of incorporation of Tyme as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Tyme, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on Exhibit B-2, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.4    Directors and Officers of the Surviving Corporation.

(a)    The individuals named on Section 1.4(a) of the Syros Disclosure Schedule shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    The individuals named on Section 1.4(b) of the Syros Disclosure Schedule shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Syros Matters.

(a)    Directors. Subject to Section 6.16, until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the current officers and directors of Syros remain in the positions of officers and directors of Syros, to serve in such positions effective as of the Effective Time.

(b)    Lock-up Agreements. Syros and Tyme shall use commercially reasonable efforts to have each individual who will serve as a director or officer of Syros following the Closing to execute and deliver a Lock-Up Agreement prior to Closing to the extent not executed and delivered on or prior to the date of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Tyme Capital Stock or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Syros Owned Stock. All shares of common stock, $0.0001 par value per share, of Tyme (“Tyme Common Stock”) that are held in treasury or by any Subsidiary of Tyme and any shares of Tyme Common Stock owned by Syros, Merger Sub or any other Subsidiary of Syros immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Syros or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, (i) “Subsidiary” means, with respect to a person, an Entity in which such person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; and (ii) “Affiliate” means, when used with respect to any person, any other person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(c)    Conversion of Tyme Common Stock. Subject to Section 2.2, each share of Tyme Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive a number of shares of common stock, $0.001 par value per share, of Syros (“Syros Common Stock”) equal to the Exchange Ratio. As of the Effective Time, all such shares of Tyme Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Tyme Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Syros Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Syros Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, “Exchange Ratio” means, subject to Section 2.2(d), the quotient (rounded down to four decimal places) obtained by dividing (x) the Tyme Per Share Value by (y) the Syros Per Share Price, in which:

(i)    “Tyme Outstanding Shares” means the total number of shares of Tyme Common Stock actually issued and outstanding immediately prior to the Effective Time.

(ii)    “Tyme Per Share Value” means the quotient determined by dividing (A) the Tyme Valuation by (B) the Tyme Outstanding Shares.

(iii)    “Tyme Valuation” means $7.5 million plus Tyme Net Cash.

(iv)    “Syros Per Share Price” means $0.94.

For the avoidance of doubt and for illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Annex A.

(d)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Tyme Common Stock or Syros Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Tyme Common Stock, Tyme Options and Tyme Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Syros or Tyme to take any action with respect to Syros Common Stock or Tyme Common Stock, respectively, that is prohibited or expressly not permitted by the terms of this Agreement.

2.2    Exchange of Certificates. The procedures for exchanging outstanding shares of Tyme Common Stock for Syros Common Stock pursuant to the Merger are as follows:

(a)    Exchange Agent. At or immediately prior to the Effective Time, Syros shall deposit with Computershare Trust Company, N.A. or another bank or trust company designated by Syros and reasonably acceptable to Tyme (the “Exchange Agent”), for the benefit of the holders of shares of Tyme Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Syros Common Stock (such shares of Syros Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Tyme Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates or book entry records that, as of immediately prior to the Effective Time, represented outstanding shares of Tyme Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive shares of Syros Common Stock, may be entitled pursuant to Section 2.2(d). Prior to the Effective Time, Syros shall enter into an agreement with the Exchange Agent in form and substance reasonably satisfactory to Tyme.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates or book entry records representing shares of Syros Common Stock (plus cash in lieu of fractional shares, if any, of Syros Common Stock and any dividends or distributions as provided below); provided, that, appropriate provision shall be made for electronic delivery and/or acceptance consistent with market practices. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Syros, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Syros, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry record representing that number of whole shares of Syros Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Tyme Common Stock which is not registered in the transfer records of Tyme, a certificate representing the proper number of whole shares of Syros Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Syros Common Stock pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c)    No Fractional Shares. No certificate or scrip representing fractional shares of Syros Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Syros. Notwithstanding any other provision of this Agreement, each holder of shares of Tyme Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Syros Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Tyme Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Syros Common Stock multiplied by the last reported sale price of Syros Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Global Market (“Nasdaq”) on the last trading day prior to the Effective Time.

(d)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Syros Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Syros Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Syros Common Stock.

(e)    No Further Ownership Rights in Tyme Common Stock. All shares of Syros Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Tyme Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Tyme Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Tyme Common Stock for one year after the Effective Time shall be delivered to Syros, upon demand, and any holder of Tyme Common Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Syros, as a general unsecured creditor, for payment of its claim for Syros Common Stock, any cash in lieu of fractional shares of Syros Common Stock and any dividends or distributions with respect to Syros Common Stock.

(g)    No Liability. To the extent permitted by applicable law, none of Syros, Merger Sub, Tyme, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Tyme Common Stock or Syros Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Syros Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, such Certificate and any such shares of Syros Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h)    Withholding Rights. Each of the Exchange Agent, Syros and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Tyme Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or Syros, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Tyme Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Syros, as the case may be.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Syros Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Syros Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3    Tyme Stock Plans and Tyme Warrants.

(a)    At the Effective Time, each outstanding option to purchase Tyme Common Stock (each, a “Tyme Option” and collectively, the “Tyme Options”) granted to an individual who continues in the service of the Surviving Corporation at or after the Closing (whether as a director, officer, employee, consultant or other service provider) (each, a “Continuing Service Provider”), whether vested or unvested, and all stock or equity-related plans, agreements or arrangements of Tyme (the “Tyme Stock Plans”) themselves, insofar as they relate to outstanding Tyme Options granted to Continuing Service Providers, shall be assumed by Syros and each Tyme Option shall become an option to acquire, on the same terms and conditions as were applicable under such Tyme Option immediately prior to the Effective Time (subject to Section 6.10(b)), such number of shares of Syros Common Stock as is equal to the number of shares of Tyme Common Stock subject to the unexercised portion of such Tyme Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Tyme Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Tyme Option pursuant to this Section 2.3(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable.

(b)    At the Effective Time, each outstanding Tyme Option that is not assumed pursuant to Section 2.3(a) will be terminated and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Immediately prior to the Effective Time, any outstanding warrants to purchase Tyme Common Stock issued by Tyme on May 20, 2020 (the “2020 Tyme Warrants”) shall be purchased by Tyme from the holder thereof on the terms set forth in such warrant agreement. At the Effective Time, by virtue of the Merger, all other warrants (other than 2020 Tyme Warrants) to purchase shares of Tyme Common Stock outstanding immediately prior to the Effective Time (such outstanding warrants, the “Tyme Warrants”) shall be automatically assumed by Syros and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Tyme Warrant, such number of shares of Syros Common Stock as is equal to the number of shares of Tyme Common Stock subject to the unexercised portion of such Tyme Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Tyme Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”).

(d)    Tyme shall, prior to the Effective Time, take all actions within its control necessary or desirable in connection with the treatment of Tyme Options contemplated by Sections 2.3(a) and 2.3(b) and Tyme Warrants contemplated by Section 2.3(c), including providing the holder of each Tyme Option that will be terminated at Closing with notice and the opportunity to exercise such Tyme Option prior to Closing (to the extent such notice and opportunity is required under the terms of the applicable agreement, instrument or plan).

(e)    Syros shall take all corporate actions necessary to reserve for issuance of shares of Syros Common Stock that will be subject to the assumed Tyme Options and the Adjusted Warrants. Furthermore, Syros shall file with the SEC, as promptly as practicable after the Effective Time, a registration statement on Form S-8 (or any other appropriate form), registering the shares of Syros Common Stock issuable with respect to Tyme Options assumed by Syros in accordance with Sections 2.3(a).

2.4    No Appraisal Rights. In accordance with Section 262(b)(1) of the DGCL, no statutory appraisal rights shall be available for to the holders of Tyme Common Stock in connection with the Contemplated Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TYME

Tyme represents and warrants to Syros and Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the Tyme SEC Reports filed or furnished prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered or made available by Tyme to Syros and Merger Sub on the date of this Agreement (the “Tyme Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Tyme” and similar expressions mean the actual knowledge of the persons identified on Section K of the Tyme Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to Tyme (after due inquiry).

3.1    Due Organization; Subsidiaries.

(a)    Each of Tyme and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts (as defined below) by which it is bound. All of Tyme’s Subsidiaries are wholly owned by Tyme. For purposes of this Agreement, “Contract” means, with respect to any person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable Law.

(b)    Each of Tyme and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Tyme Material Adverse Effect. For purposes of this Agreement, the term “Tyme Material Adverse Effect” means any effect, change, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the assets, liabilities or financial condition of Tyme and its Subsidiaries, taken as a whole; provided, however, that no

Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Tyme Material Adverse Effect or be taken into account for purposes of determining whether a Tyme Material Adverse Effect has occurred or is reasonably likely to occur: (A) adverse developments in Tyme’s clinical pipeline that have been disclosed in Tyme SEC Reports as of the date of this Agreement, (B) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Tyme and its Subsidiaries relative to the other participants in the industry or industries in which Tyme and its Subsidiaries operate), (C) changes or events after the date of this Agreement affecting the industry or industries in which Tyme and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Tyme and its Subsidiaries relative to the other participants in the industry or industries in which Tyme and its Subsidiaries operate), (D) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Tyme and its Subsidiaries relative to the other participants in the industry or industries in which Tyme and its Subsidiaries operate), (E) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Authority (except to the extent those changes have a disproportionate effect on Tyme and its Subsidiaries relative to the other participants in the industry or industries in which Tyme and its Subsidiaries operate), (F) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Tyme and its Subsidiaries relative to the other participants in the industry or industries in which Tyme and its Subsidiaries operate), (G) a change in the public trading price of Tyme Common Stock or the implications hereof, (H) a change in the trading volume of Tyme Common Stock due to the announcement of the Agreement or the pendency of the Merger and the other transactions contemplated by the Agreement (including the Financing) (collectively, the “Contemplated Transactions”) or (I) any failure by Tyme to meet any public estimates or expectations of Tyme’s revenue, earnings or other financial performance or results of operations for any period, or (J) any failure by Tyme to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (K), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

(c)    Except as set forth on Section 3.1(c) of the Tyme Disclosure Schedule, Tyme has no Subsidiaries and Tyme does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Tyme is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Tyme has not agreed and is not obligated to make, nor is Tyme bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Tyme has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. Tyme has made available to the Company accurate and complete copies of Tyme’s Organizational Documents. Tyme is not in breach or violation of its Organizational Documents in any material respect. For purposes of this Agreement, “Organizational Documents” means, with respect to any person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such person, in each case, as amended or supplemented.

3.3    Authority; Binding Nature of Agreement. Tyme has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions to which it is a party. The Tyme Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions to which it is a party are fair to, advisable and in the best interests of Tyme and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions to which it is a party, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Tyme vote to approve this Agreement and the Contemplated Transactions to which it is a party. This Agreement has been duly executed and delivered by Tyme and, assuming the due authorization, execution and delivery by Syros, constitutes the legal, valid and binding obligation of Tyme, enforceable against Tyme in accordance with its terms, subject to the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

3.4    Vote Required. The affirmative vote of a majority of the outstanding shares of Tyme Common Stock at the meeting of Tyme’s stockholders (the “Tyme Meeting”) is the only vote of the holders of any class or series of Tyme’s capital stock necessary to approve and adopt this Agreement and to approve the Contemplated Transactions (the “Tyme Stockholder Approval”).

3.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Tyme Stockholder Approval and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Tyme, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Tyme or its Subsidiaries;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Tyme or its Subsidiaries, or any of the assets owned or used by Tyme or its Subsidiaries, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority (each, a “Governmental Authorization”) that is held by Tyme or its Subsidiaries, or that otherwise relates to the business of Tyme, or any of the assets owned, leased or used by Tyme;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Tyme Material Contract, or give any person the right to: (A) declare a default or exercise any remedy under any Tyme Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Tyme Material Contract, (C) accelerate the maturity or performance of any Tyme Material Contract or (D) cancel, terminate or modify any term of any Tyme Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Tyme or its Subsidiaries (except for Permitted Encumbrances). For purposes of this Agreement, (a) “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

(b) “Permitted Encumbrance” means (1) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Syros Balance Sheet or the Tyme Balance Sheet, as applicable, in accordance with generally accepted accounting principles in the United States (“GAAP”) (2) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Syros and its Subsidiaries or Tyme and its Subsidiaries, as applicable, (3) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (4) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (5) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (6) other Encumbrances that do not materially and adversely affect the value, use or operation of the asset subject thereto; (c) “Ordinary Course of Business,” as applicable to a person, means entered into in the ordinary course of business consistent in all material respects with past practice taking into account any COVID-19 Measures; and (d) “COVID-19 Measures” means any acts or omissions that have been taken to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic.

(b)    Except for (i) any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) (each, a “Consent”) set forth on Section 3.5(b) of the Tyme Disclosure Schedule under any Contract (a) to which Tyme is a party, (b) by which Tyme or any Tyme Intellectual Property or any other asset of Tyme is or may become bound or under which Tyme has, or may become subject to, any obligation, or (c) under which Tyme has or may acquire any right or interest (each such contract, a “Tyme Contract”); (ii) the Tyme Stockholder Approval; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Tyme nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Tyme Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized capital stock of Tyme (the “Tyme Capital Stock”) consists of (i) 300,000,000 shares of Tyme Common Stock, par value $0.0001 per share, of which 172,206,894 shares have been issued and are outstanding as of June 30, 2022 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Tyme does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Tyme Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Tyme Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Tyme Common Stock is subject to any right of first refusal in favor of Tyme. Except for the Tyme Support Agreement, as contemplated herein or as set forth in Section 3.6(b) of the Tyme Disclosure Schedule, there is no Tyme Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Tyme Common Stock. Tyme is not under any obligation, nor is Tyme bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Tyme Common Stock or other securities. Section 3.6(b) of the Tyme Disclosure Schedule accurately and completely describes all repurchase rights held by Tyme with respect to shares of Tyme Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Except for Tyme’s 2015 Equity Incentive Plan and Amended and Restated 2016 Stock Option Plan for Non-Employee Directors, and except as set forth on Section 3.6(c)(i) of the Tyme Disclosure Schedule, Tyme does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any person. As of the date of this Agreement, Tyme has reserved 25,138,579 shares of Tyme Common Stock for issuance under the Tyme Stock Plans, of which 112,671 shares have been issued and are currently outstanding, 17,531,806 shares have been reserved for issuance upon exercise or settlement of Tyme Options, as applicable, granted under the Tyme Stock Plans, and 7,606,773 shares remain available for future issuance pursuant to the Tyme Stock Plans. Section 3.6(c)(i) of the Tyme Disclosure Schedule sets forth the following information with respect to each Tyme Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Tyme Common Stock subject to such Tyme Option at the time of grant, (iii) the number of shares of Tyme Common Stock subject to such Tyme Option as of the date of this Agreement, (iv) the exercise price of such Tyme Option, (v) the date on which such Tyme Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Tyme Option expires and (viii) whether such Tyme Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Tyme has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Tyme has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Tyme Stock Plans and any amendments thereto.

(d)    Except for the outstanding Tyme Options or as set forth on Section 3.6(d) of the Tyme Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Tyme, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Tyme, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Tyme is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Tyme. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Tyme.

(e)    All outstanding shares of Tyme Common Stock, Tyme Options, other equity securities of Tyme have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Tyme Options granted pursuant to the Tyme Stock Plans, each Tyme Option grant was made in accordance with the terms of the Tyme Stock Plan pursuant to which it was granted and, to the Knowledge of Tyme, all other applicable Law and regulatory rules or requirements.

3.7    SEC Filings; Financial Statements; Information Provided.

(a)    Tyme has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act of 1933 (the “Securities Act”) since December 31, 2021 (the “Tyme SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Tyme SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Tyme SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) relating to the Tyme SEC Documents (collectively, the “Tyme Certifications”) are accurate and complete and comply as to form and content with all applicable Laws.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Tyme SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Tyme as of the respective dates thereof and the results of operations and cash flows of Tyme for the periods covered thereby. Other than as expressly disclosed in the Tyme SEC Documents filed prior to the date hereof, there has been no material change in Tyme’s accounting methods or principles that would be required to be disclosed in Tyme’s financial statements in accordance with GAAP. The books of account and other financial records of Tyme and each of its Subsidiaries are true and complete in all material respects.

(c)    Tyme’s auditor has since January 1, 2020 (the “Lookback Date”) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Tyme, “independent” with respect to Tyme within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Tyme, in compliance with subsections (g) through (1) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Syros Accounting Oversight Board thereunder.

(d)    Tyme has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Tyme Common Stock on Nasdaq. Tyme has not disclosed any unresolved comments in the Tyme SEC Documents.

(e)    There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Tyme, the Tyme Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Tyme is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Tyme maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Tyme maintains records that in reasonable detail accurately and fairly reflect Tyme’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Tyme Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Tyme’s assets that could have a material effect on Tyme’s financial statements. Tyme has evaluated the effectiveness of Tyme’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Tyme SEC Document that is a report on Form 10-K or Form 10-Q

(or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Tyme has disclosed to Tyme’s auditors and the Audit Committee of the Tyme Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Tyme’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Tyme’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Tyme SEC Documents filed prior to the date hereof, Tyme has not identified any material weaknesses in the design or operation of Tyme’s internal control over financial reporting.

(h)    Tyme’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Tyme in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Tyme’s management as appropriate to allow timely decisions regarding required disclosure and to make the Tyme Certifications.

(i)    The information to be supplied by or on behalf of Tyme for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Syros pursuant to which shares of Syros Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Tyme for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Tyme for inclusion in the joint proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus”) to be sent to the stockholders of Syros in connection with the meeting of Syros’ stockholders (the “Syros Meeting”) and the stockholders of Tyme in connection with the Tyme Meeting to solicit the approval of (a) Syros’ stockholders of (i) the Merger Share Issuance under Nasdaq Rules (the “Required Syros Voting Proposal”), (ii) the PIPE Share Issuance under Nasdaq Rules, (iii) an increase in the number of authorized shares of Syros Common Stock to be effectuated prior to the Effective Time (the “Syros Authorized Stock Increase”), and (iv) such other matters as may require approval of the Syros’ stockholders pursuant to the DGCL with respect to the Financing ((ii), (iii) and (iv), together, the “Other Syros Voting Proposals” and collectively with the Required Syros Voting Proposal, the “Syros Voting Proposals”); and (b) Tyme’s stockholders of (i) the Tyme Stockholder Approval (the “Required Tyme Voting Proposal”) and (ii) certain other proposals (the “Other Tyme Voting Proposals” and collectively with the Required Tyme Voting Proposal, the “Tyme Voting Proposals”). Such information shall be deemed to include all information about or relating to Tyme and its Subsidiaries and/or the Required Tyme Voting Proposal and shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Syros, or at the time of the Syros Meeting, at the time of the Tyme Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Syros Meeting or the Tyme Meeting that has become false or misleading.

3.8    Absence of Changes. Between March 31, 2022 and the date of this Agreement, Tyme has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Tyme Material Adverse Effect or (b) action, event or occurrence that would have required consent of Syros pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. Neither Tyme nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the audited balance sheet of Tyme as of March 31, 2022, included in Tyme’s Annual Report on Form 10-K for the fiscal quarter then ended, as filed with the SEC (the “Tyme Balance Sheet”), (b) normal and recurring current Liabilities that have been incurred by Tyme or its Subsidiaries since the date of the Tyme Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Tyme or any of its Subsidiaries under Tyme Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 3.9 of the Tyme Disclosure Schedule.

3.10    Title to Assets. Each of Tyme and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Tyme Balance Sheet and (b) all other assets reflected in the books and records of Tyme or any of its Subsidiaries as being owned by Tyme. All of such assets are owned or, in the case of leased assets, leased by Tyme or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Tyme nor any of its Subsidiaries owns or has ever owned any real property. Tyme has made available to the Company (a) an accurate and complete list of all real properties with respect to which Tyme directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Tyme or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Tyme Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12    Intellectual Property.

(a)    Tyme, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Tyme Intellectual Property.

(b)    Section 3.12(b) of the Tyme Disclosure Schedule is an accurate, true and complete listing of all Tyme Registrations.

(c)    Section 3.12(c) of the Tyme Disclosure Schedule accurately identifies (i) all Tyme Contracts pursuant to which Tyme Intellectual Property is licensed to Tyme or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Tyme’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements) and (ii) whether the license or licenses granted to Tyme or any of its Subsidiaries are exclusive or non-exclusive.

(d)    Section 3.12(d) of the Tyme Disclosure Schedule accurately identifies each Tyme Contract pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Tyme Intellectual Property (other than (i) any confidential information provided under confidentiality agreements and (ii) any Tyme Intellectual Property non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Tyme’s benefit).

(e)    Tyme has delivered, or made available to the Company, a complete and accurate copy of all instruments or agreements governing, related or pertaining to any Tyme Intellectual Property.

(f)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by Tyme, to the Knowledge of Tyme, infringes or misappropriates any valid Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Tyme Material Adverse Effect. To the Knowledge of Tyme, no third party is infringing upon any Tyme Intellectual Property, or violating any license or agreement with Tyme relating to any Tyme Intellectual Property.

(g)    To the Knowledge of Tyme, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Tyme Registrations. Tyme has not received any written notice or, to the Knowledge of Tyme, any oral notice asserting that any Tyme Registrations or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other person or that Tyme or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any person.

(h)    To the Knowledge of Tyme, no Trademark or trade name owned, used, or applied for by Tyme conflicts or interferes with any Trademark or trade name owned, used, or applied for by any other person except as would not have a Tyme Material Adverse Effect. None of the goodwill associated with or inherent in any Trademark in which Tyme has or purports to have an ownership interest has been impaired as determined by Tyme in accordance with GAAP.

(i)    Except as may be set forth in the Contracts listed on Section 3.12(c) or 4.12(d) of the Tyme Disclosure Schedule (i) Tyme is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Tyme taken as a whole and (ii) Tyme has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(j)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Intellectual Property” means the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ii)    “Intellectual Property Registrations” means Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing.

(iii)    “Law” means each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, permit or ordinance of any Governmental Authority, including any applicable stock exchange rule or requirement.

(iv)    “Tyme Intellectual Property” means the Tyme Owned Intellectual Property and the Tyme Licensed Intellectual Property.

(v)    “Tyme Licensed Intellectual Property” means all Intellectual Property that is licensed to Tyme or any of its Subsidiaries by any individual or entity other than Tyme or any of its Subsidiaries.

(vi)    “Tyme Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Tyme or any of its Subsidiaries, in whole or in part.

(vii)    “Tyme Registrations” means Intellectual Property Registrations that are registered or filed in the name of Tyme or where Tyme is the assignee thereof, in each case, alone or jointly with others.

(viii)    “Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

(ix)    “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, post-grant proceedings, oppositions, reissues and reexaminations).

(x)    “Syros Intellectual Property” means the Syros Owned Intellectual Property and the Syros Licensed Intellectual Property.

(xi)    “Syros Licensed Intellectual Property” means all Intellectual Property that is licensed to Syros or any of its Subsidiaries by any individual or entity other than Syros or any of its Subsidiaries.

(xii)    “Syros Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Syros or any of its Subsidiaries, in whole or in part.

(xiii)    “Syros Registrations” means Intellectual Property Registrations that are registered or filed in the name of Syros or where Syros is the assignee thereof, in each case, alone or jointly with others.

(xiv)    “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

3.13    Agreements, Contracts and Commitments. Section 3.13 of the Tyme Disclosure Schedule identifies each Tyme Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Tyme is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require obligations of payment by, or payments to, Tyme on or after the date of this Agreement in excess of $100,000 in any twelve-month period, (c) a Tyme Real Estate Lease, (d) a Contract disclosed in or required to be disclosed in Section 3.12(c) or Section 3.12(d) of the Tyme Disclosure Schedule, (e) relating to any bonus, deferred compensation, severance, incentive compensation, or any other similar employee arrangements, or (f) requiring payments by Tyme or the Surviving Corporation after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on 30 days’ or less notice without liability (other than for accrued but unpaid salary and vacation), except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries’

or such successor’s ability to terminate employees at will. Tyme has delivered or made available to the Company accurate and complete copies of all Contracts to which Tyme or any of its Subsidiaries is a party or by which it is bound of the type described in clauses (a)-(f) of the immediately preceding sentence (any such Contract, a “Tyme Material Contract”), including all amendments thereto. Tyme has not nor, to Tyme’s Knowledge as of the date of this Agreement, has any other party to a Tyme Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Tyme Material Contract in such manner as would permit any other party to cancel or terminate any such Tyme Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Tyme Material Adverse Effect. As to Tyme, as of the date of this Agreement, each Tyme Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No person is renegotiating, or has a right pursuant to the terms of any Tyme Material Contract to change, any material amount paid or payable to Tyme under any Tyme Material Contract or any other material term or provision of any Tyme Material Contract.

3.14    Compliance; Permits; Restrictions.

(a)     Tyme and each of its Subsidiaries is, and has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Tyme, threatened against Tyme or any of its Subsidiaries. There is no agreement or Order binding upon Tyme or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Tyme or any of its Subsidiaries, any acquisition of material property by Tyme or any of its Subsidiaries or the conduct of business by Tyme or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Tyme’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Tyme and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Tyme as currently conducted (collectively, the “Tyme Permits”). Section 3.14(b) of the Tyme Disclosure Schedule identifies each Tyme Permit. Each of Tyme and its Subsidiaries is in material compliance with the terms of the Tyme Permits. No Legal Proceeding is pending or, to the Knowledge of Tyme, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Tyme Permit. The rights and benefits of each Tyme Permit will be available to Tyme and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Tyme and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Tyme, threatened with respect to an alleged material violation by Tyme or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (the “FDCA”), U.S. Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Tyme and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Tyme as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Tyme Product Candidates”) (the “Tyme Regulatory Permits”) and no such Tyme Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Tyme has timely maintained and is in compliance in all material respects with the Tyme Regulatory Permits and neither Tyme nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Tyme Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Tyme Regulatory Permit. Tyme has made available to the Company all information requested by the Company in Tyme’s or its

Subsidiaries’ possession or control relating to the Tyme Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Tyme Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Tyme or its Subsidiaries, in which Tyme or its Subsidiaries or their respective products or product candidates, including the Tyme Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Tyme nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Tyme, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Tyme or any of its Subsidiaries or in which Tyme or any of its Subsidiaries or its current products or product candidates, including the Tyme Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Tyme, on behalf of Tyme or any of its Subsidiaries has been disqualified from participating in studies involving the Tyme Product Candidates, and to the Knowledge of Tyme, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Tyme nor any of its Subsidiaries, and to the Knowledge of Tyme, no contract manufacturer with respect to any Tyme Product Candidate is the subject of any pending or, to the Knowledge of Tyme, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Tyme, neither Tyme nor any of its Subsidiaries and no contract manufacturer with respect to any Tyme Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Tyme, any of its Subsidiaries, and to the Knowledge of Tyme, any contract manufacturer with respect to any Tyme Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Tyme, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Tyme, any of its Subsidiaries, and to the Knowledge of Tyme, any contract manufacturer with respect to any Tyme Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or, to the Knowledge of Tyme, for the benefit of Tyme or its Subsidiaries in connection with any Tyme Product Candidate, since the Lookback Date, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contains in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by Tyme or its Subsidiaries, and to the Knowledge of Tyme, no manufacturing site of a contract manufacturer, with respect to any Tyme Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Tyme, neither the FDA nor any other Governmental Authority is considering such action.

3.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of Tyme, no person has threatened in writing to commence any Legal Proceeding: (i) that involves Tyme or any of its Subsidiaries or any current or former employee, independent contractor, officer or director of Tyme or any of its Subsidiaries (in his or her capacity as such) (a “Tyme Associate”) or any of the material assets owned or used by Tyme or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Tyme or any of its Subsidiaries, or any of the assets owned or used by Tyme or any of its Subsidiaries is subject. To the Knowledge of Tyme, no officer or other Key Employee of Tyme or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Tyme or any of its Subsidiaries or to any material assets owned or used by Tyme or any of its Subsidiaries. For purposes of this Agreement, “Key Employee” means, with respect to a person, an executive officer of such person or any employee of such person that reports directly to the board of directors of such person or to the principal executive, financial or accounting officer of such person.

(c)    For the purposes of this Agreement, the term “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

3.16    Tax Matters.

(a)    Each of Tyme and its Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made by a Governmental Authority in writing in a jurisdiction where Tyme or any of its Subsidiaries does not file Tax Returns that Tyme or such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Tyme and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Tyme Balance Sheet, neither Tyme nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Tyme and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Tyme or any of its Subsidiaries.

(e)    No outstanding deficiencies for Taxes with respect to Tyme or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Tyme or any of its Subsidiaries. Neither Tyme nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(f)    Neither Tyme nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(g)    Neither Tyme nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Tyme). Neither Tyme nor any of its Subsidiaries has any material Liability for the Taxes of any person (other than Tyme and any of its Subsidiaries) under Section 1.1502-6 of the United States Treasury regulations promulgated under the Code (the “Treasury Regulations”) (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h)    Neither Tyme nor any of its Subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    Neither Tyme nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)    To the Knowledge of Tyme and its Subsidiaries, neither Tyme nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k)    For purposes of this Agreement, (i) “Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, and (ii) “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of Tyme’s and any of its Subsidiaries’ employees is terminable by Tyme or the applicable Subsidiary at will. Tyme has made available to Syros accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Tyme Associates to the extent currently effective and material.

(b)    Neither Tyme nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Tyme, purporting to represent or seeking to represent any employees of Tyme or its Subsidiaries.

(c)    Section 3.17(c) of the Tyme Disclosure Schedule lists all Tyme Employee Plans.

(d)    Neither Tyme nor any of its Subsidiaries maintains or has maintained any plan intended to be qualified under Section 401(a) of the Code.

(e)    Each Tyme Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Tyme, threatened with respect to any Tyme Employee Plan. All payments and/or contributions required to have been made with respect to all Tyme Employee Plans either have been made or have been accrued, where required by GAAP, in accordance with the terms of the applicable Tyme Employee Plan and applicable Law.

(f)    Neither Tyme nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Tyme nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)    No Tyme Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) continuation coverage through the end of the month in which such termination or retirement occurs, or (iii) any otherwise disclosed express severance arrangement. Tyme does not sponsor or maintain any self-funded medical or long-term disability benefit plan

(h)    No Tyme Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i)    No Tyme Options or other equity-based awards issued or granted by Tyme are subject to the requirements of Code Section 409A. Each Tyme Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Tyme 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Tyme 409A Plan is or, when made in accordance with the terms of the Tyme 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(j)    Tyme and each of its Subsidiaries is, and since the Lookback Date has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Tyme and its Subsidiaries: (i) since the Lookback Date, has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Tyme or any of its Subsidiaries, threatened or reasonably anticipated against Tyme relating to any employee, employment agreement or Tyme Employee Plan (other than routine claims for benefits). To the Knowledge of Tyme or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against Tyme or any of its Subsidiaries, any Tyme trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Tyme nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k)    Neither Tyme nor any of its Subsidiaries has material liability with respect to any misclassification within the past three years of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Tyme nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff’ within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(l)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Tyme or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m)    Neither Tyme nor any of its Subsidiaries is, nor has Tyme or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Tyme, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Tyme Associate, including charges of unfair labor practices or discrimination complaints.

(n)    There is no Contract, plan or arrangement to which Tyme or any person that is (or at any relevant time was) under common control with Tyme within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(o)    Neither Tyme nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Tyme or any of its Subsidiaries.

(p)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

(ii)    “Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above (including, with respect to the Tyme Employee Plans, any Tyme Stock Plan and with respect to the Syros Employees, any Syros Stock Plan); and (C) plans or arrangements providing compensation to employee and non-employee directors.

(iii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)    “ERISA Affiliate” means, with respect to any Entity, any other person that is, or within the past 6 years, would be considered a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

(v)    “Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

(vi)    “Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

(vii)    “Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

(viii)    “Tyme Employee Plan” means any Employee Plan that Tyme or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Tyme or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), including any plan provided by or through a professional employer organization.

(ix)    “Syros Employee Plan” means any Employee Plan that Syros or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Syros or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), including any plan provided by or through a professional employer organization.

3.18    Environmental Matters. Since the Lookback Date, Tyme and each of its Subsidiaries has complied with all applicable federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (each, an “Environmental Law”), which compliance includes the possession by Tyme of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Tyme Material Adverse Effect. Neither Tyme nor any of its Subsidiaries has received, since the Lookback Date, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Tyme or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Tyme, there are no circumstances that may prevent or interfere with Tyme’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Tyme Material Adverse Effect. To the Knowledge of Tyme: (i) no current or prior owner of any property leased or controlled by Tyme or any of its Subsidiaries has received, since the Lookback Date, any written notice or other communication relating to property owned or leased at any time by Tyme or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Tyme or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Tyme nor any of its Subsidiaries has no material liability under any Environmental Law. For purposes of this Agreement, “Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

3.19    Insurance. Tyme has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Tyme. Each of such insurance policies is in full force and effect and Tyme is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Lookback Date, Tyme has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Tyme has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Tyme for which Tyme has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Tyme of its intent to do so.

3.20    Transactions with Affiliates. Except as set forth in the Tyme SEC Documents filed prior to the date of this Agreement, since the date of Tyme’s last annual proxy statement filed with the SEC, no event has occurred that would be required to be reported by Tyme pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21    Financial Advisors. Except as set forth on Section 3.21 of the Tyme Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Tyme.

3.22    Privacy and Data Security. Tyme has complied with all applicable Privacy Laws relating to Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Tyme in connection with the operation of Tyme’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tyme Material Adverse Effect. To the Knowledge of Tyme, Tyme has complied with its Privacy Policies, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tyme Material Adverse Effect. To the Knowledge of Tyme, as of the date hereof, no claims have been asserted or threatened against Tyme by any person alleging a violation of Privacy Laws and/or Privacy Policies. For purposes of this Agreement, (a) “Privacy Laws” means Laws relating to privacy, security and/or collection and use of Personal Information, and (b) “Personal Information” means data and information concerning an identifiable natural person.

3.23    No Other Representations or Warranties. Tyme hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Tyme, its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Article IV (in each case as qualified and limited by the Company Disclosure Schedule)) none of Tyme or any of its Representatives or stockholders has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYROS AND THE MERGER SUB

Syros and Merger Sub represent and warrant to Tyme that the statements contained in this Article IV are true and correct, except (a) as disclosed in the Syros SEC Reports filed or furnished prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Syros and Merger Sub to Tyme on the date of this Agreement (the “Syros

Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Syros” and similar expressions mean the actual knowledge of the persons identified on Section K of the Syros Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to the Syros (after due inquiry).

4.1    Due Organization; Subsidiaries.

(a)    Each of Syros and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Syros’ Subsidiaries are wholly owned by Syros.

(b)    Each of Syros and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Syros Material Adverse Effect. For purposes of this Agreement, the term “Syros Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of Syros and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Syros Material Adverse Effect or be taken into account for purposes of determining whether a Syros Material Adverse Effect has occurred or is reasonably likely to occur: (A) adverse developments in Syros’ clinical pipeline that have been disclosed in Syros SEC Reports as of the date of this Agreement, (B) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Syros and its Subsidiaries relative to the other participants in the industry or industries in which Syros and its Subsidiaries operate), (C) changes or events after the date of this Agreement affecting the industry or industries in which Syros and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Syros and its Subsidiaries relative to the other participants in the industry or industries in which Syros and its Subsidiaries operate), (D) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Syros and its Subsidiaries relative to the other participants in the industry or industries in which Syros and its Subsidiaries operate), (E) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Authority (except to the extent those changes have a disproportionate effect on Syros and its Subsidiaries relative to the other participants in the industry or industries in which Syros and its Subsidiaries operate), (F) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Syros and its Subsidiaries relative to the other participants in the industry or industries in which Syros and its Subsidiaries operate), (G) a change in the public trading price of Syros Common Stock or the implications hereof, (H) a change in the trading volume of Syros Common Stock due to the announcement of the Agreement or the pendency of the Contemplated Transactions or (I) any failure by Syros to meet any public estimates or expectations of Syros’ revenue, earnings or other financial performance or results of operations for any period, or (J) any failure by Syros to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (J), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

(c)    Except as set forth on Section 4.1(c) of the Syros Disclosure Schedule, Syros has no Subsidiaries other than Merger Sub and Syros does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Syros is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Syros has not agreed and is not obligated to make, nor is Syros bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Syros has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2    Organizational Documents. Syros has made available to Tyme accurate and complete copies of Syros’ Organizational Documents. Syros is not in breach or violation of its Organizational Documents in any material respect.

4.3    Authority; Binding Nature of Agreement. Each of Syros and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Securities Purchase Agreement and to consummate the Contemplated Transactions. The Syros Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Syros and its stockholders, (b) approved and declared advisable this Agreement, the Securities Purchase Agreement and the Contemplated Transactions, including the Share Issuance, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Syros vote to approve this Agreement, the Securities Purchase Agreement and the Contemplated Transactions, including the Share Issuance. The Board of Directors of Merger Sub (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions to which it is a party. This Agreement has been duly executed and delivered by Syros and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Syros and Merger Sub, enforceable against each of Syros and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4    Vote Required. The affirmative vote of a majority of (a) the votes cast at the Syros Stockholder Meeting is the only vote of the holders of any class or series of Syros’ capital stock necessary to approve the Required Syros Voting Proposal and to approve the PIPE Share Issuance under Nasdaq Rules and (b) the shares of outstanding Syros Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Syros’ capital stock necessary to approve the Other Syros Voting Proposals (collectively, the “Required Syros Stockholder Vote”).

4.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Required Syros Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Syros or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Syros or its Subsidiaries;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Syros or its Subsidiaries, or any of the assets owned or used by Syros or its Subsidiaries, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Syros or its Subsidiaries, or that otherwise relates to the business of Syros, or any of the assets owned, leased or used by Syros;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Syros Material Contract, or give any person the right to: (A) declare a default or exercise any remedy under any Syros Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Syros Material Contract, (C) accelerate the maturity or performance of any Syros Material Contract or (D) cancel, terminate or modify any term of any Syros Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Syros or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 4.5 of the Syros Disclosure Schedule under any Contract (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries or any Company Intellectual Property or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation, or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest (each such contract, a “Syros Contract”); (ii) the Required Syros Stockholder Vote; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Syros nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Syros Board and the Board of Directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Syros Support Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6    Capitalization.

(a)    The authorized capital stock of Syros consists of (i) 200,000,000 shares of Syros Common Stock, par value $0.001 per share, of which 62,989,020 shares have been issued and are outstanding as of the Capitalization Date and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Syros does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Syros Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Syros Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Syros Common Stock is subject to any right of first refusal in favor of Syros. Except for the Syros Support Agreement, as contemplated herein or as set forth in Section 4.6(b) of the Syros Disclosure Schedule, there is no Syros Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Syros Common Stock. Syros is not under any obligation, nor is Syros bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Syros Common Stock or other securities. Section 4.6(b) of the Syros Disclosure Schedule accurately and completely describes all repurchase rights held by Syros with respect to shares of Syros Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Section 4.6(c) of the Syros Disclosure Schedule sets forth a complete and accurate list of all stock or equity-related plans, agreements or arrangements of Syros (each, a “Syros Stock Plan”), and except as set forth on Section 4.6(c)(i) of the Syros Disclosure Schedule, Syros does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any person. As of the Capitalization Date, Syros has reserved 20,821,015 shares of Syros Common Stock for issuance under the Syros Stock Plans, of which 4,647,255 shares have been issued and are currently outstanding, 7,649,178 shares have been reserved for issuance upon exercise or settlement of options or other rights to purchase shares of Syros Common Stock issued by Syros (collectively, “Syros Options”), 4,588,169 shares have been reserved for issuance upon settlement of restricted stock units with respect to shares of Syros Common Stock issued by Syros (collectively, “Syros RSUs”) and 3,936,413 shares remain available for future issuance pursuant to the Syros Stock Plans. Syros has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Syros has equity-based awards and the forms of all award agreements evidencing such equity-based awards.

(d)    Except for the outstanding Syros Options or as set forth on Section 4.6(d) of the Syros Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Syros, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Syros, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Syros is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Syros. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Syros.

(e)    All outstanding shares of Syros Common Stock, Syros Options, other equity securities of Syros have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Syros Options granted pursuant to the Syros Stock Plans, each Syros Option grant was made in accordance with the terms of the Syros Stock Plan pursuant to which it was granted and, to the Knowledge of Syros, all other applicable Law and regulatory rules or requirements.

4.7    SEC Filings; Financial Statements.

(a)    Syros has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2021 (the “Syros SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Syros SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Syros SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Syros SEC Documents (collectively, the “Syros Certifications”) are accurate and complete and comply as to form and content with all applicable Laws.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Syros SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Syros as of the respective dates thereof and the results of operations and cash flows of Syros for the periods covered thereby. Other than as expressly disclosed in the Syros SEC Documents filed prior to the date hereof, there has been no material change in Syros’ accounting methods or principles that would be required to be disclosed in Syros’ financial statements in accordance with GAAP. The books of account and other financial records of Syros and each of its Subsidiaries are true and complete in all material respects.

(c)    Syros’ auditor has since the Lookback Date been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Syros, “independent” with respect to Syros within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Syros, in compliance with subsections (g) through (1) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Syros Accounting Oversight Board thereunder.

(d)    Syros has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Syros Common Stock on Nasdaq. Syros has not disclosed any unresolved comments in the Syros SEC Documents.

(e)    There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Syros, the Syros Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Syros is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Syros maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Syros maintains records that in reasonable detail accurately and fairly reflect Syros’ transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Syros Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Syros’ assets that could have a material effect on Syros’ financial statements. Syros has evaluated the effectiveness of Syros’ internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Syros SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Syros has disclosed to Syros’ auditors and the Audit Committee of the Syros Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Syros’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Syros’ or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Syros SEC Documents filed prior to the date hereof, Syros has not identified any material weaknesses in the design or operation of Syros’ internal control over financial reporting.

(h)    Syros’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Syros in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Syros’ management as appropriate to allow timely decisions regarding required disclosure and to make the Syros Certifications.

(i)    The information to be supplied by or on behalf of Syros for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of Tyme for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Syros for Proxy Statement/Prospectus to be sent to the stockholders of Syros in connection with the Syros Meeting and the stockholders of Tyme in connection with the Tyme Meeting to solicit the approval of (a) Syros’ stockholders for the Required Syros Voting Proposal and the Other Syros Voting Proposals; and (b) Tyme’s stockholders of the Required Tyme Voting Proposal and the Other Tyme Voting Proposals. Such information shall be deemed to include all information about or relating to Syros and its Subsidiaries and/or the Syros Voting Proposal and Other Syros Voting Proposals and shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Syros, or at the time of the Syros Meeting, at the time of the Tyme Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Syros Meeting or the Tyme Meeting that has become false or misleading.

4.8    Absence of Changes. Between March 31, 2022 and the date of this Agreement, Syros has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Syros Material Adverse Effect or (b) action, event or occurrence that would have required consent of Tyme pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9    Absence of Undisclosed Liabilities. Neither Syros nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the unaudited balance sheet of Syros as of March 31, 2022, included in Syros’ Quarterly Report on Form 10-Q for the fiscal quarter then ended, as filed with the SEC (the “Syros Balance Sheet”), (b) normal and recurring current Liabilities that have been incurred by Syros or its Subsidiaries since the date of the Syros Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Syros or any of its Subsidiaries under Syros Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 4.9 of the Syros Disclosure Schedule.

4.10    Title to Assets. Each of Syros and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Syros Balance Sheet and (b) all other assets reflected in the books and records of Syros or any of its

Subsidiaries as being owned by Syros. All of such assets are owned or, in the case of leased assets, leased by Syros or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11    Real Property; Leasehold. Neither Syros nor any of its Subsidiaries owns or has ever owned any real property. Syros has made available to the Company (a) an accurate and complete list of all real properties with respect to which Syros directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Syros or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder.

4.12    Intellectual Property.

(a)    Syros, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Syros Intellectual Property.

(b)    Section 4.12(b) of the Syros Disclosure Schedule is an accurate, true and complete listing of all Syros Registrations.

(c)    Section 4.12(c) of the Syros Disclosure Schedule accurately identifies (i) all Syros Contracts pursuant to which Syros Intellectual Property is licensed to Syros or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Syros’ or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements) and (ii) whether the license or licenses granted to Syros or any of its Subsidiaries are exclusive or non-exclusive.

(d)    Section 4.12(d) of the Syros Disclosure Schedule accurately identifies each Syros Contract pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Syros Intellectual Property (other than (i) any confidential information provided under confidentiality agreements and (ii) any Syros Intellectual Property non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Syros’ benefit).

(e)    Syros has delivered, or made available to the Company, a complete and accurate copy of all material instruments or agreements governing, related or pertaining to any Syros Intellectual Property.

(f)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by Syros, to the Knowledge of Syros, infringes or misappropriates any valid Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Syros Material Adverse Effect. To the Knowledge of Syros, no third party is infringing upon any Syros Intellectual Property, or violating any license or agreement with Syros relating to any Syros Intellectual Property.

(g)    To the Knowledge of Syros, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Syros Registrations. Syros has not received any written notice or, to the Knowledge of Syros, any oral notice asserting that any Syros Registrations or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other person or that Syros or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any person.

(h)    To the Knowledge of Syros, no Trademark or trade name owned, used, or applied for by Syros conflicts or interferes with any Trademark or trade name owned, used, or applied for by any other person except as would not have a Syros Material Adverse Effect. None of the goodwill associated with or inherent in any Trademark in which Syros has or purports to have an ownership interest has been impaired as determined by Syros in accordance with GAAP.

(i)    Except as may be set forth in the Contracts listed on Section 4.12(c) or 4.12(d) of the Syros Disclosure Schedule (i) Syros is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Syros taken as a whole and (ii) Syros has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

4.13    Agreements, Contracts and Commitments. Section 4.13 of the Syros Disclosure Schedule identifies each Syros Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Syros Real Estate Lease or (c) a Contract disclosed in or required to be disclosed in Section 4.12(c) or Section 4.12(d) of the Syros Disclosure Schedule. Syros has delivered or made available to the Company accurate and complete copies of all Contracts to which Syros or any of its Subsidiaries is a party or by which it is bound of the type described in clauses (a)-(d) of the immediately preceding sentence (any such Contract, a “Syros Material Contract”), including all amendments thereto. Syros has not nor, to Syros’ Knowledge as of the date of this Agreement, has any other party to a Syros Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Syros Material Contract in such manner as would permit any other party to cancel or terminate any such Syros Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Syros Material Adverse Effect. As to Syros, as of the date of this Agreement, each Syros Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No person is renegotiating, or has a right pursuant to the terms of any Syros Material Contract to change, any material amount paid or payable to Syros under any Syros Material Contract or any other material term or provision of any Syros Material Contract.

4.14    Compliance; Permits; Restrictions.

(a)    Syros and each of its Subsidiaries is, and has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Syros, threatened against Syros or any of its Subsidiaries. There is no agreement or Order binding upon Syros or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Syros or any of its Subsidiaries, any acquisition of material property by Syros or any of its Subsidiaries or the conduct of business by Syros or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Syros’ ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Syros and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Syros and Merger Sub as currently conducted (collectively, the “Syros Permits”). Section 4.14(b) of the Syros Disclosure Schedule identifies each Syros Permit. Each of Syros and its Subsidiaries is in material compliance with the terms of the Syros Permits. No Legal Proceeding is pending or, to the Knowledge of Syros, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Syros Permit. The rights and benefits of each Syros Permit will be available to Syros and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Syros and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Syros, threatened with respect to an alleged material violation by Syros or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Syros and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Syros and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Syros Product Candidates”) (the “Syros Regulatory Permits”) and no such Syros Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Syros has timely maintained and is in compliance in all material respects with the Syros Regulatory Permits and neither Syros nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Syros Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Syros Regulatory Permit. Syros has made available to the Company all information requested by the Company in Syros’ or its Subsidiaries’ possession or control relating to the Syros Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Syros Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Syros or its Subsidiaries, in which Syros or its Subsidiaries or their respective products or product candidates, including the Syros Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Syros nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Syros, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Syros or any of its Subsidiaries or in which Syros or any of its Subsidiaries or its current products or product candidates, including the Syros Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Syros, on behalf of Syros or any of its Subsidiaries has been disqualified from participating in studies involving the Syros Product Candidates, and to the Knowledge of Syros, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Syros nor any of its Subsidiaries, and to the Knowledge of Syros, no contract manufacturer with respect to any Syros Product Candidate is the subject of any pending or, to the Knowledge of Syros, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Syros, neither Syros nor any of its Subsidiaries and no contract manufacturer with respect to any Syros Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Syros, any of its Subsidiaries, and to the Knowledge of Syros, any contract manufacturer with respect to any Syros Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Syros, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Syros, any of its Subsidiaries, and to the Knowledge of Syros, any contract manufacturer with respect to any Syros Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or, to the Knowledge of Syros, for the benefit of Syros or its Subsidiaries in connection with any Syros Product Candidate, since the Lookback Date, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contains in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by Syros or its Subsidiaries, and to the Knowledge of Syros, no manufacturing site of a contract manufacturer, with respect to any Syros Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Syros, neither the FDA nor any other Governmental Authority is considering such action.

4.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of Syros, no person has threatened in writing to commence any Legal Proceeding: (i) that involves Syros or any of its Subsidiaries or any current or former employee, independent contractor, officer or director of Syros or any of its Subsidiaries (in his or her capacity as such) (a “Syros Associate”) or any of the material assets owned or used by Syros or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Syros or any of its Subsidiaries, or any of the material assets owned or used by Syros or any of its Subsidiaries is subject. To the Knowledge of Syros, no officer or other Key Employee of Syros or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Syros or any of its Subsidiaries or to any material assets owned or used by Syros or any of its Subsidiaries.

4.16    Tax Matters.

(a)    Each of Syros and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made by a Governmental Authority in writing in a jurisdiction where Syros or any of its Subsidiaries does not file Tax Returns that Syros or such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Syros and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Syros Balance Sheet, neither Syros nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Syros and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Syros or any of its Subsidiaries.

(e)    No outstanding deficiencies for Taxes with respect to Syros or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Syros or any of its Subsidiaries. Neither Syros nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(f)    Neither Syros nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(g)    Neither Syros nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Syros). Neither Syros nor any of its Subsidiaries has any material Liability for the Taxes of any person (other than Syros and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h)    Neither Syros nor any of its Subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    To the Knowledge of Syros, except as provided in Section 6.17, neither Syros nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j)    Neither Syros nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

4.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of Syros’ and any of its Subsidiaries’ employees is terminable by Syros or the applicable Subsidiary at will. Syros has made available to Tyme accurate and complete copies of its code of conduct, employee handbook and insider trading policy. Neither Syros nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Syros, purporting to represent or seeking to represent any employees of Syros or its Subsidiaries.

(b)    Each Syros Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service (the “IRS”). To the Knowledge of Syros, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Syros Employee Plan or the exempt status of any related trust.

(c)    Each Syros Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Syros, threatened with respect to any Syros Employee Plan. All payments and/or contributions required to have been made with respect to all Syros Employee Plans either have been made or have been accrued, where required by GAAP, in accordance with the terms of the applicable Syros Employee Plan and applicable Law.

(d)    Neither Syros nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Syros nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)    No Syros Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) continuation coverage through the end of the month in which such termination or retirement occurs, or (iii) any otherwise disclosed express severance arrangement. Syros does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(f)    No Syros Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(g)    No Syros Options or other equity-based awards issued or granted by Syros are subject to the requirements of Code Section 409A. Each Syros Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Syros 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Syros 409A Plan is or, when made in accordance with the terms of the Syros 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(h)    Syros and each of its Subsidiaries is, and since the Lookback Date has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Syros and its Subsidiaries: (i) since the Lookback Date, has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Syros or any of its Subsidiaries, threatened or reasonably anticipated against Syros relating to any employee, employment agreement or Syros Employee Plan (other than routine claims for benefits). To the Knowledge of Syros or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against Syros or any of its Subsidiaries, any Syros trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Syros nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(i)    Neither Syros nor any of its Subsidiaries has material liability with respect to any misclassification within the past three years of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Syros nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff’ within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(j)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Syros or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(k)    Neither Syros nor any of its Subsidiaries is, nor has Syros or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Syros, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Syros Associate, including charges of unfair labor practices or discrimination complaints.

(l)    There is no contract, agreement, plan or arrangement to which Syros or any person that is (or at any relevant time was) under common control with Syros within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(m)    Neither Syros nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Syros or any of its Subsidiaries.

4.18    Environmental Matters. Since the Lookback Date, Syros and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Syros of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Syros Material Adverse Effect. Neither Syros nor any of its Subsidiaries has received, since the Lookback Date, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Syros or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Syros, there are no circumstances that may prevent or interfere with Syros’ or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Syros Material Adverse Effect. To the Knowledge of Syros: (i) no current or prior owner of any property leased or controlled by Syros or any of its Subsidiaries has received, since the Lookback Date, any written notice or other communication relating to property owned or leased at any time by Syros or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Syros or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Syros nor any of its Subsidiaries has no material liability under any Environmental Law.

4.19    Insurance. Syros has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Syros and Merger Sub. Each of such insurance policies is in full force and effect and Syros and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Lookback Date, Syros has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Syros and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Syros for which Syros has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Syros of its intent to do so.

4.20    Transactions with Affiliates. Except as set forth in the Syros SEC Documents filed prior to the date of this Agreement, since the date of Syros’ last annual proxy statement filed with the SEC, no event has occurred that would be required to be reported by Syros pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.21    Financial Advisors. Except as set forth on Section 4.21 of the Syros Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Syros.

4.22    Valid Issuance. The Syros Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23    Privacy and Data Security. Syros has complied with all applicable Privacy Laws relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Syros in connection with the operation of Syros’ business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Syros Material Adverse Effect. To the Knowledge of Syros, Syros has complied with its Privacy Policies, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Syros Material Adverse Effect. To the Knowledge of Syros, as of the date hereof, no claims have been asserted or threatened against Syros by any person alleging a violation of Privacy Laws and/or Privacy Policies.

4.24    Securities Purchase Agreement. Syros has delivered to Tyme a true, correct and complete copy of the fully executed Securities Purchase Agreement for the Financing. To the knowledge of Syros, (i) the Securities Purchase Agreement has not been amended or modified; (ii) no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) the respective commitments contained in the Securities Purchase Agreement have not been withdrawn (or contemplated to be), terminated or rescinded in any respect by Syros and the other parties thereto. There are no other Contracts, agreements, supplements, side letters or arrangements to which Syros or any of its Affiliates is a party that would reasonably be expected to affect the conditionality or availability of the Financing in a manner adverse to Tyme or Syros. The Securities Purchase Agreement (in the form delivered by Syros to Tyme) is (a) in full force and effect, and constitutes the legal, valid and binding obligations of Syros and, to the knowledge of Syros, the other parties thereto, and (b) enforceable against Syros and, to the knowledge of Syros, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Other than as expressly set forth in the Securities Purchase Agreement, there are no conditions precedent related to the funding of the Financing pursuant to any agreement relating to the Financing to which Syros is a party. To the knowledge of Syros, as of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Securities Purchase Agreement, or (B) result in any portion of the committed financing contemplated by the Financing being unavailable on the Closing Date, assuming the conditions to such financing are satisfied or waived in accordance with the terms thereof. Assuming the satisfaction of the conditions set forth in Article VII, as of the date of this Agreement, Syros has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Securities Purchase Agreement. As of date of this Agreement, (1) no party to the Securities Purchase Agreement has notified Syros of its intention to terminate any of the commitments set forth in the Securities Purchase Agreement or not to provide the financings contemplated thereto and (2) no termination of any commitment set forth in the Securities Purchase Agreement is contemplated by Syros.

4.25    No Other Representations or Warranties. Syros hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Syros, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of Syros, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

CONDUCT OF BUSINESSES

5.1    Covenants of Tyme. Except as set forth in Section 5.1 of the Tyme Disclosure Schedule (or as disclosed in any Tyme SEC Report) or as expressly provided herein or as consented to in writing by Syros (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Tyme shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Tyme Disclosure Schedule (or as disclosed in any Tyme SEC Report) or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Tyme shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Syros (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.1, be unreasonably withheld, conditioned or delayed):

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Tyme to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with Tyme Stock Plans in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Tyme or any of its Subsidiaries (or as part of a cashless exercise or to settle tax obligations with respect to the exercise of Tyme Options or Tyme Warrants outstanding on the date of this Agreement);

(b)    issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Tyme Common Stock upon the exercise of Tyme Options or Tyme Warrants outstanding on the date of this Agreement and set forth in Section 3.2(c) or Section 3.2(d) of the Tyme Disclosure Schedule in accordance with their present terms (including cashless exercises);

(c)    amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d)    acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Tyme and its Subsidiaries, taken as a whole;

(e)    whether or not in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or assets of Tyme or of any of its Subsidiaries;

(f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Tyme and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g)    (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Tyme Balance Sheet to the extent reflected on the Tyme Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Tyme or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Tyme in the Ordinary Course of Business pursuant to Tyme Employee Plans) or capital contributions to, or investment in, any other person, other than Tyme or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Tyme or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)    make any capital expenditures or other expenditures with respect to property, plant or equipment for Tyme and its Subsidiaries, taken as a whole, other than as set forth in Tyme’s budget for capital expenditures previously made available to Syros or the specific capital expenditures disclosed and set forth in Section 5.1(h) of the Tyme Disclosure Schedule;

(i)    make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)    except (i) in the Ordinary Course of Business or (ii) in connection with terminations of any contract not expected to continue after Closing or as a result of the expiration of any contract that expires in accordance with terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Tyme or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Tyme of any of its Subsidiaries);

(k)    except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Tyme or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;

(l)    except as required to comply with applicable Law or required by a Tyme Employee Plan, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any

Tyme Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Tyme Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Tyme Employee Plan, (v) grant any awards under any Tyme Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Tyme Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Tyme Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Tyme Employee Plan had it been in effect on the date of this Agreement);

(m)    make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n)    commence any offering of shares of Tyme Common Stock pursuant to any employee stock purchase plan;

(o)    initiate, compromise or settle any material litigation or arbitration proceeding;

(p)    open any facility or office, or close any facility or office without prior consultation with Syros;

(q)    fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r)    fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(s)    suspend any clinical trials sponsored by Tyme or involving any products marketed or in development by Tyme; or

(t)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Tyme in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.2    Covenants of Syros. Except as set forth in Section 5.2 of the Syros Disclosure Schedule (or as disclosed in any Syros SEC Report) or as expressly provided herein or as consented to in writing by Tyme (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Syros shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and, maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Syros Disclosure Schedule (or as disclosed in any Syros SEC Report) or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Syros shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Tyme (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.2, be unreasonably withheld, conditioned or delayed):

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stocks (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Syros to its parent), (ii) except as contemplated by the Syros Authorized Stock Increase, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with Syros Stock Plans in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Syros or any of its Subsidiaries;

(b)    Except pursuant to the Securities Purchase Agreement, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of shares of Syros Common Stock upon the exercise of Syros Stock Options or warrants of Syros or the settlement of Syros RSUs outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises));

(c)    except as contemplated by the Syros Authorized Stock Increase, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d)    acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, except for purchases of inventory and raw materials in the Ordinary Course of Business, that are material, in the aggregate, to Syros and its Subsidiaries, taken as a whole;

(e)    except in the Ordinary Course of Business and except as contemplated by Section 5.2, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Syros or of any of its Subsidiaries;

(f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Syros and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g)    (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Syros or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Syros in the Ordinary Course of Business pursuant to Syros Employee Plans)

or capital contributions to, or investment in, any other person, other than Syros or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Syros or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for Syros and its Subsidiaries, taken as a whole, other than as set forth in Syros’ budget for capital expenditures previously made available to Tyme or the specific capital expenditures disclosed and set forth in Section 5.2 of the Syros Disclosure Schedule;

(i)    make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)    except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Syros or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Syros of any of its Subsidiaries);

(k)    terminate the Securities Purchase Agreement or make any amendment, modification or waiver with respect to the Securities Purchase Agreement that would have the effect of (i) decreasing the price per share issuable thereunder, (ii) increasing the warrant coverage, lowering the warrant exercise price, extending the warrant term, or otherwise modifying the terms of the warrants issuable thereunder in a manner adverse to Syros or Tyme, (iii) increasing the gross proceeds to be realized from such Financing or reducing the amount of the gross proceeds to be realized from such Financing to an amount less than $100,000,000, (iv) conditioning or delaying consummation of the Financing, (v) preventing the Intended Tax Treatment, or (vi) any other change that would be material and adverse to Tyme or Syros;

(l)    except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Syros or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;

(m)    other than in the Ordinary Course of Business, as required to comply with applicable Law or as required by a Syros Employee Plan, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any Syros Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Syros Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Syros Employee Plan, (v) grant any awards under any Syros Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Syros Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Syros Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Syros Employee Plan had it been in effect on the date of this Agreement);

(n)    make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(o)    commence any offering of shares of Syros Common Stock pursuant to any employee stock purchase plan;

(p)    initiate, compromise or settle any material litigation or arbitration proceeding;

(q)    open or close any facility or office;

(r)    fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(s)    suspend any clinical trials sponsored by Syros or involving any products marketed or in development by Syros;

(t)    fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(u)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Syros in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.3    Confidentiality. The parties acknowledge that Syros and Tyme have previously executed a confidentiality agreement, dated as of April 8, 2022 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

5.4    Pre-Closing Legacy Asset Transactions. Tyme may, with the prior written consent by Syros (which consent shall not be unreasonably withheld, conditioned or delayed), sell, assign, license, or otherwise dispose of, in one or more transactions, some or all of Tyme’s non-cash assets set forth in Section 5.4 of the Tyme Disclosure Schedule prior to or concurrent with the Closing, provided that, to the extent required under the DGCL, such transaction is approved by the stockholders of Tyme. Any proceeds of such disposition may be distributed as a dividend to Tyme’s stockholders as of a record date prior to the Closing or retained and included in the calculation of Tyme Net Cash (provided that cash proceeds in excess of $5 million that are retained by Tyme as of the Closing Date shall not result in an increase to Tyme Net Cash).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation

(a)    No Solicitation or Negotiation. Except as expressly permitted by this Section 6.1, until the Effective Time, each of Tyme, Syros and their respective Subsidiaries shall not, and each of Tyme and Syros shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i)    solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)    enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Syros or Tyme, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Authority) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii)    take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv)    publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Syros and Tyme may (A) furnish non-public information with respect to Syros and its Subsidiaries or Tyme and its Subsidiaries, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Tyme or Syros (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) the party seeking to take the actions set forth in (A) and (B) has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Tyme Board or Syros Board (as applicable) has determined (after consultation with its outside financial advisors and outside legal counsel) that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Syros or Tyme, as applicable, would constitute such a violation) by any Representatives of Syros or Tyme shall be deemed to be a breach of this Section 6.1 by Syros or Tyme, as applicable.

(b)    No Change in Recommendation or Alternative Acquisition Agreement.

Prior to the Effective Time:

(i)    (A) Tyme Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Tyme Board with respect to the Merger, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Tyme Board Recommendation Change”) and (B) the Syros Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Syros Board with respect to the Share Issuance or Syros Authorized Stock Increase, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Syros Board Recommendation Change”);

(ii)    each of Syros and Tyme shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii)    each of the Syros Board and the Tyme Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Syros Board or the Tyme Board, as the case may be, may effect a Syros Board Recommendation Change or Tyme Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with its outside financial advisors and outside legal counsel) that the failure to effect such Syros Board Recommendation Change or Tyme Board Recommendation Change, as applicable, would be inconsistent with its fiduciary obligations under applicable law; (ii) such party has provided at least four Business Days prior written notice to the other party that it intends to effect a Syros Board Recommendation Change or Tyme Board Recommendation Change, as applicable, including a description in reasonable detail of the reasons for such recommendation change (and, with respect to a Superior Proposal, written copies of any relevant proposed transactions agreements with any party making such Superior Proposal (including the identity of the person making such Superior Proposal)) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not in and of itself constitute a Syros Board Recommendation Change or Tyme Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with such potential Superior Proposal or Intervening Event (including, for the avoidance of doubt, in respect of a Superior Proposal, such proposal did not result from a material breach of this Section 6.1); and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with its outside financial advisors and outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Syros Board Recommendation Change or Tyme Board Recommendation Change, as the case may be, would be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such party shall not make a Syros Board Recommendation Change or Tyme Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c)    Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty four (24) hours after receipt) (i) notify the other party of its receipt of any actual or potential Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty four (24) hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within twenty four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within twenty four (24) hours of such determination) notify the other party of any determination by such party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d)    Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Tyme or Syros or their respective Boards of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Tyme or Syros or their respective Boards of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Tyme or Syros, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside financial advisors and outside legal counsel, that such statement would be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Tyme Board Recommendation Change or Syros Board Recommendation Change, as applicable, unless the respective Board of Directors expressly publicly reaffirms its recommendation for the Merger and the other Contemplated Transactions within five (5) Business Days after being requested in writing to do so by the other party, it being understood that any such request in writing by the other party may only be made once by each party with respect to a particular disclosure.

(e)    Cessation of Ongoing Discussions. Each of Syros and Tyme shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Syros and Tyme will each immediately revoke or withdraw access of any person (other than Syros, Tyme and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Syros and request from each third party (other than Syros, Tyme and their Representatives) the prompt return or destruction of all non-public information with respect to Syros or Tyme, as applicable, previously provided to such person.

(f)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal” means, with respect to Syros or Tyme, (a) any inquiry, proposal or offer for a merger, consolidation, conversion, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, conversions, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the Contemplated Transactions (including the Financing).

(ii)    “Intervening Event” means a material Effect (other than any Effect resulting from a material breach of this Agreement or the Securities Purchase Agreement by the party seeking to claim an Intervening Event) that (a) was not known to or reasonably foreseeable by the Syros Board (with respect to Syros) or the Tyme Board (with respect to Tyme) (or, to the extent known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable) and (b) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

(iii)    “Qualified Person” means any person making an unsolicited Acquisition Proposal that the Syros Board or the Tyme Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Syros or Tyme, as applicable, of its obligations under Section 6.1(a).

(iv)    “Specified Time” means the earliest to occur of (a) the Effective Time, (b) either (I) in the case of Syros, the date on which the stockholders of Syros shall have approved the Required Syros Voting

Proposal or (II) in the case of Tyme, the date on which the stockholders of Tyme shall have approved the Tyme Voting Proposal and (c) the time at which this Agreement is terminated in accordance with the terms hereof.

(v)    “Superior Proposal” means, with respect to Syros or Tyme, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, consolidation, conversion, business combination or recapitalization or a sale or exclusive license of its assets, on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock than the Contemplated Transactions (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement) that the board of directors of such party determines to be relevant and all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the Contemplated Transactions)); provided, however, an upsized or modified Financing or any private placement or offering of securities for cash or similar cash-raising transaction by Syros shall not be considered a Superior Proposal.

6.2    Proxy Statement/Prospectus; Registration Statement.

(a)    As promptly as practical after the execution of this Agreement, Syros and Tyme shall jointly prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Tyme, Merger Sub and Syros shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Syros as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Each of Tyme, Merger Sub and Syros shall respond to any comments of the SEC and Syros shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Tyme and Syros shall cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act.

(b)    Each of Tyme and Syros shall (i) inform the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(a) or for additional information; and (ii) supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(a); and (iii) use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(a). Each of Tyme and Syros shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Syros or Tyme shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(a), Syros or Tyme, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Syros and Tyme, such amendment or supplement.

(c)    Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Syros and Tyme shall provide the other a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by the other party. Syros will advise Tyme, promptly after Tyme receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Syros Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)    Syros and Tyme shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3    Nasdaq Listing. Each of Syros and Tyme shall use its commercially reasonable efforts to continue the listing of Syros Common Stock and Tyme Common Stock, respectively, on Nasdaq during the term of this Agreement. Syros shall use its commercially reasonable efforts to cause the shares of Syros Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing an initial listing application for the Syros Common Stock on Nasdaq with respect to the shares of Syros Common Stock to be issued pursuant to this Agreement (the “Nasdaq Listing Application”). Tyme shall cooperate with Syros to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Syros all information concerning Tyme and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.3.

6.4    Access to Information. Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement, each of Syros and Tyme shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Syros and Tyme shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Syros and Tyme will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Syros and Tyme shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Authority in connection with the Merger or any of the other Contemplated Transactions; and (d) any material notice, report or other document received from any Governmental Authority.

6.5    Stockholder Approval.

(a)    Tyme, acting through the Tyme Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Tyme Stockholders Meeting for the purpose of considering and voting upon the Tyme Voting Proposal. Subject to Section 6.1(b), the Tyme Board shall include in the Proxy Statement/Prospectus the recommendation of the Tyme Board in favor of approval of the Tyme Voting Proposal. Subject to Section 6.1(b), Tyme shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Tyme Voting Proposal. The Tyme Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Tyme in consultation with Syros) but in no event later than forty-five (45) days after the effective date of the Registration Statement and, to the extent practicable, shall be held on the same day or as close as practicable to the Syros Meeting. If sufficient votes for the approval of the Tyme Voting Proposal have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Tyme Meeting or if necessary to ensure that any supplement or amendment to the joint proxy statement/prospectus is timely provided to holders of Tyme Stock, Tyme shall have the right to adjourn the Tyme Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Tyme Meeting was scheduled. Unless this Agreement is validly terminated pursuant to Section 8.1, Tyme’s obligation to call, give notice of and hold the Tyme Meeting in accordance with Section 6.5(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Tyme Board Recommendation Change. Except in the case of a Tyme Board Recommendation Change made in compliance with Section 6.1, Tyme agrees that the Tyme Board shall recommend that the Tyme Stockholders approve the Tyme Voting Proposal and Tyme shall include such recommendation in the Proxy Statement/Prospectus. Except in the case of a Tyme Board Recommendation Change made in compliance with Section 6.1, Tyme shall use its reasonable best efforts to solicit from the Tyme Stockholders proxies in favor of the Tyme Voting Proposal and shall take all other action necessary or advisable to secure the approvals of the stockholders of Tyme. Tyme shall ensure that all proxies solicited in connection with the Tyme Meeting are solicited in material compliance with all applicable laws. Without limiting the generality of the foregoing, Tyme agrees that unless this Agreement is terminated in accordance with Section 8.1, Tyme shall not (i) cause or permit Tyme or any of its Subsidiaries to execute or enter into any definitive agreement with respect to an Acquisition Proposal or (ii) submit the approval or adoption of any Acquisition Proposal or any definitive agreement with respect to such Acquisition Proposal to a vote of its stockholders.

(b)    Syros, acting through the Syros Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Syros Stockholders Meeting for the purpose of considering and voting upon the Required Syros Voting Proposal and the Other Syros Voting Proposals. Subject to Section 6.1(b), the Syros Board shall include in the Proxy Statement/Prospectus the recommendation of the Syros Board in favor of approval of the Required Syros Voting Proposal and the Other Syros Voting Proposals. Subject to Section 6.1(b), Syros shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Required Syros Voting Proposal and the Other Syros Voting Proposals. The Syros Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Syros in consultation with Tyme) but in no event later than forty-five (45) days after the effective date of the Registration Statement and, to the extent practicable, shall be held on the same day or as close as practicable to the Tyme Meeting. If sufficient votes for the approval of the Required Syros Voting Proposal and the Other Syros Voting Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Syros Meeting or if necessary to ensure that any supplement or amendment to the joint proxy statement/prospectus is timely provided to holders of Tyme Stock, Syros shall have the right to adjourn the Syros Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Syros Meeting was scheduled. Unless this Agreement is validly terminated pursuant to Section 8.1, Syros’ obligation to call, give notice of and hold the Syros Meeting in accordance with Section 6.5(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Syros Board Recommendation Change. Except in the case of a Syros Board Recommendation Change made in compliance with Section 6.1, Syros agrees that the Syros Board shall recommend that the Syros Stockholders approve the Required Syros Voting Proposal and the Other Syros Voting Proposals and Syros shall include such recommendation in the Proxy Statement/Prospectus. Except in the case of a Syros Board Recommendation Change made in compliance with Section 6.1, Syros shall use its reasonable best efforts to solicit from the Syros Stockholders proxies in favor of the Required Syros Voting Proposal and the Other Syros Voting Proposals and shall take all other action necessary or advisable to secure the approvals of the stockholders of Syros. Syros shall ensure that all proxies solicited in connection with the Syros Meeting are solicited in material compliance with all applicable laws. Syros, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger. Without limiting the generality of the foregoing, Syros agrees that unless this Agreement is terminated in accordance with Section 8.1, Syros shall not (i) cause or permit Syros or any of its Subsidiaries to execute or enter into any definitive agreement with respect to an Acquisition Proposal or (ii) submit the approval or adoption of any Acquisition Proposal or any definitive agreement with respect to such Acquisition Proposal to a vote of its stockholders.

(c)    Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.6    Legal Conditions to Merger.

(a)    Subject to the terms hereof, including Section 6.6(b), Tyme and Syros shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Tyme or Syros or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Tyme and Syros shall reasonably cooperate with each other in connection with the making of all such filings. Tyme and Syros shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the Contemplated Transactions. For the avoidance of doubt, Syros and Tyme agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)    Each of Tyme and Syros shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the Contemplated Transactions, (ii) disclosed or required to be disclosed in the Tyme Disclosure Schedule or the Syros Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Tyme Material Adverse Effect or a Syros Material Adverse Effect from occurring prior to or after the Effective Time.

6.7    Public Disclosure.

(a)    The initial press release with respect to the execution of this Agreement will be a joint press release in form and substance acceptable to Syros and Tyme, respectively. Thereafter, so long as this Agreement is in effect, neither Syros nor Tyme, nor any of their respective Affiliates, will issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other such party (such consent not to be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement in advance and will give due consideration to all reasonable additions, deletions or changes suggested thereto.

(b)    Notwithstanding the foregoing provisions of this Section 6.7, (1) each of Syros and Tyme may make press releases or public announcements concerning this Agreement, the Merger and the other Contemplated

Transactions that consists solely of information previously disclosed in all material respects in previous press releases or announcements made by Syros and/or Tyme in compliance with this Section 6.7 and (2) each of Syros and Tyme may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, and may make internal announcements to employees, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made by Syros and/or Tyme in compliance with this Section 6.7 and do not reveal material, nonpublic information regarding the other parties, this Agreement, the Merger or the other Contemplated Transactions.

(c)    Section 6.7 shall not apply to or limit communications with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice, Syros Board Recommendation Change or Tyme Board Recommendation Change.

6.8    Indemnification.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Syros and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Tyme, Syros or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Tyme, Syros or any of their respective Subsidiaries, or, while a director or officer of Tyme, Syros or any of their respective Subsidiaries, is or was serving at the request of Tyme, Syros or any of their respective Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Syros and the Surviving Corporation following receipt by Syros or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Tyme and Syros immediately prior to the Effective Time.

(b)    Syros shall either (i) maintain in force for at least six years after the Closing a policy or (ii) purchase a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Syros’ existing directors’ and officers’ insurance policies, in each case, providing directors’ and officers’ liability coverage of Syros’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Syros’ existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Syros by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(c)    Syros shall either (i) maintain in force for at least six years after the Closing a policy or (ii) purchase a six-year prepaid “D&O tail policy” for the non-cancellable extension of Tyme’s existing policy, in each case, providing directors’ and officers’ liability coverage of Tyme’s existing directors’ and officers’

insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Tyme’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Tyme by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger). All premiums with respect to any such insurance shall be paid or reimbursed by Syros and shall not reduce Tyme Net Cash.

(d)    Syros shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this Section 6.8.

(e)    Syros and Tyme agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Syros, Tyme or any of their respective Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of Syros, Tyme or any of their respective Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 6.8 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.

(f)    If the Surviving Corporation or Syros or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations of such person set forth in this Section 6.8.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Tyme, Syros or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9    Notification of Certain Matters. Syros shall give prompt notice to Tyme, and Tyme shall give prompt notice to Syros, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Syros and Merger Sub or Tyme, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.10    Employee Matters.

(a)    Communications. Syros and Tyme will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees or other individual service providers regarding this Agreement, the Merger or the effects thereof on the employment or service, compensation or benefits of its employees or other individual service providers.

(b)    Severance. Prior to Closing, Tyme may enter into agreements with Tyme Associates providing for discretionary severance pay or severance benefits or short-term retention (beyond that required under existing Contracts) in an aggregate amount not to exceed $600,000 (which obligations shall be taken into account as a reduction to Tyme Net Cash). Any severance pay or severance benefits payable to Tyme Associates pursuant to any employment agreement, change in control agreement, or other separation agreement or plan in effect immediately prior to the Effective Time as a result of any separation from service occurring within 12 months of the Closing Date shall, to the maximum extent permitted by Code Section 409A, be paid in lump sum as soon as practicable following the date of such separation from service, provided that the Tyme Associate consents to the lump sum severance payment (to the extent required) and otherwise satisfies the eligibility requirements for severance pay or severance benefits under the terms of the applicable agreement, instrument or plan.

(c)    Extension of Exercise Period for Certain Tyme Options. In consideration for each person set forth on Section 6.10(c) of the Tyme Disclosure Schedule entering into a cooperation agreement in form and substance satisfactory to Tyme and Syros (which cooperation agreement will include a commitment to provide cooperation and assistance in connection with the Contemplated Transactions until the date that is 90 days after Closing and include customary confidentiality and non-disparagement provisions), Tyme and Syros shall take such action as may be necessary to provide that the post-separation exercise period of any Tyme Options having an exercise price of less than $2.00 per share of Company Common Stock held by such person be extended, to the maximum extent permitted by Code Section 409A, to two years following such person’s separation from service, or, if earlier, the original expiration date of such Tyme Option.    Furthermore, Syros shall reasonably cooperate with Tyme to provide that any such person who is providing service to Tyme as of immediately prior to the Closing is a Continuing Service Provider.

6.11    FIRPTA Tax Certificates. On or prior to the Closing, Tyme shall deliver to Syros a properly executed certification that shares of Tyme Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Syros with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Syros does not receive the certification and notice described above on or before the Closing Date, Syros shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.12    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.13    Security Holder Litigation. Notwithstanding anything to the contrary herein, (a) Syros shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other Contemplated Transactions brought by any stockholder or any holder of other securities of Syros against Syros and/or its directors or officers, provided that Syros shall give Tyme the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Syros) without the prior written consent of Tyme (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Tyme shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other Contemplated Transactions brought by any stockholder or any holder of other securities of Tyme against Tyme and/or its directors or officers, provided that Tyme shall give Syros the opportunity to participate in the defense of any such litigation and shall not settle any such litigation

(other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Tyme) without the prior written consent of Syros (which consent shall not be unreasonably withheld, conditioned or delayed).

6.14    Section 16 Matters. Prior to the Effective Time, Syros shall take all such steps as may be required to cause any acquisitions of Syros Common Stock (and any options to purchase the same) in connection with this Agreement and the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Syros following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15    Calculation of Tyme Net Cash.

(a)    Not less than five (but no more than seven) calendar days prior to the anticipated date for the Tyme Meeting (the “Anticipated Closing Date”), Tyme will deliver to Syros a schedule (the “Tyme Net Cash Schedule”) setting forth, in reasonable detail, Tyme’s good faith, estimated calculation of its Net Cash (“Tyme Net Cash”) prepared and certified by Tyme’s Chief Financial Officer or Chief Accounting Officer (or if there is no Chief Financial Officer or Chief Accounting Officer, the Chief Executive Officer of Tyme). Tyme shall make available to Syros, as requested by Syros, the work papers and back-up materials used or useful in preparing the Tyme Net Cash Schedule and, if requested by Syros, Tyme’s accountants and counsel at reasonable times and upon reasonable notice.

(b)    On the fourth calendar day following the delivery of the Tyme Net Cash Schedule pursuant to Section 6.15(a), the Tyme Net Cash Schedule shall become final and binding on all parties to this agreement unless on or prior to the third calendar day following such delivery Syros disputes such Net Cash Schedule by delivering, in good faith, a written notice to Tyme describing in reasonable detail each item in dispute and Syros’ proposed revisions to such Net Cash Schedule (a “Dispute Notice”).

(c)    If representatives of Syros and Tyme are unable to negotiate an agreed-upon determination of any items timely disputed in a Dispute Notice within three days after delivery of such Dispute Notice, then any such disputed items shall be referred to an independent auditor of recognized national standing jointly selected by Syros and Tyme (the “Accounting Firm”), each acting reasonably and as quickly as possible. Syros shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the relevant Net Cash Schedule(s), and Syros and Tyme shall use reasonable best efforts to cause the Accounting Firm to make its determination as soon as possible and within seven (7) calendar days of accepting its selection. Tyme and Syros shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a representative of each of Tyme and Syros. The determination of the Accounting Firm shall be limited to the items in dispute submitted to the Accounting Firm and limited to applying the definition of Net Cash as set forth herein. Any determination of the amount of Tyme Net Cash made by the Accounting Firm shall be made in writing delivered to each of Syros and Tyme, shall be final and binding on the parties hereto and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Tyme Net Cash, as applicable, for all purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 6.15(c). The fees and expenses of the Accounting Firm shall be allocated between Syros and Tyme in the same proportion that the disputed amount of Tyme Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Tyme Net Cash. If this Section 6.15(c) applies as to the determination of Tyme Net Cash, upon resolution of the matter in accordance with this Section 6.15(c), the parties shall not be required to determine Tyme Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Tyme or Syros may request a redetermination of Tyme Net Cash if the Closing Date is more than thirty calendar days after the Anticipated Closing Date (provided, that, Syros may not request such a redetermination if such delay is due to (x) Syros’ material breach of this Agreement or (y) if such delay is due to the application of this Section 6.15(c) and more than 75% of the items in the Dispute Notice were resolved in Tyme’s favor).

(d)    For purposes of this Agreement:

(i)    “Cash Determination Time” means the close of business as of the Business Day immediately prior to the anticipated Closing Date (the “Anticipated Closing Date”).

(ii)    “Indebtedness” means, with respect to any person, any liabilities of such person or its Subsidiaries (A) for borrowed money, (B) evidenced by bonds, debentures, notes or similar instruments, (C) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (D) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the person in question whether or not the obligations secured thereby have been assumed, (E) under leases required to be accounted for as capital leases under GAAP (but excluding, for the avoidance of doubt, obligations under the Tyme Real Estate Leases), (F) for any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) elected to be deferred pursuant to Section 2302 of the CARES Act, or (G) guarantees relating to any such liabilities.

(iii)    “Net Cash” means, as of the Cash Determination Time and without duplication, (a) Tyme’s unrestricted free cash, cash equivalents and marketable securities, minus (b) the sum (without duplication) of: (i) all accounts payable, accrued expenses (including accrued tax liabilities) and Tyme’s other short- and long-term liabilities payable in cash (except to the extent such liabilities are with respect to employees that Syros intends to retain and realize the benefit of after Closing (disregarding any cooperation provided pursuant to Section 6.10(b))); (ii) any Transaction Expenses of Tyme or for which Tyme is liable; and (iii) any indebtedness of Tyme; minus (c) any projected liabilities payable in cash associated with the shut-down of any on-going clinical trials of Tyme that will not be continued after the Closing; plus (d) all prepaid Tyme expenses of a type identified on Annex B that may be refunded in cash or used toward satisfying liabilities of Syros or the Surviving Corporation payable in cash; plus (e) the aggregate amount of any costs or expenses, including attorneys’ fees or settlement costs (collectively, “Litigation Losses”), incurred and paid by Tyme prior to the Closing in successfully defending or enforcing its rights with respect to any potential or actual transaction litigation. Each component of Net Cash shall be determined in accordance with GAAP applied on a basis consistent with the application of GAAP in the preparation of Tyme’s most recent audited financial statements. A sample calculation of Tyme Net Cash and its components is set forth in Annex B for illustrative purposes only.

(iv)    “Transaction Expenses” means, as of the Cash Determination Time and without duplication, the sum of (a) the cash cost (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan) of any change of control, bonus, severance (voluntary or otherwise), retention or similar payments (whether “single trigger” or “double trigger”) that are or become due in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing (taking into account any employment separations actually intended to be effected upon Closing, but excluding liabilities with respect to employees that Syros intends to retain and realize the benefit of after Closing (disregarding any cooperation provided pursuant to Section 6.10(b)), (b) the cash equivalent value of any retention payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing; (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Contemplated Transactions (including the solicitation of proxies) and that are unpaid as of the Closing, including filing fees, brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries; and (d) the cash cost to purchase any warrant that is outstanding as of immediately prior to the Effective Time that, pursuant to its terms, is required to be repurchased upon the consummation of the Contemplated Transactions.

6.16    Corporate Governance. Prior to the Effective Time, Syros shall take all actions necessary to cause one (1) director on the Syros Board as of the Effective Time shall be a designee of Tyme (subject to approval of the Nominating and Governance Committee of Syros in accordance with the Corporate Guidelines of Syros as in effect on the date hereof, such approval not to be unreasonably withheld, conditioned or delayed). Tyme shall identify a nominee that is eligible under the Corporate Guidelines of Syros as in effect on the date hereof and notify Syros of its proposed nominee at least thirty days prior to the Anticipated Closing Date

6.17    Intended Tax Treatment. The parties agree that the transactions described hereunder are intended to qualify for the Intended Tax Treatment. Notwithstanding the foregoing, except for Syros’ representation in Section 4.16(i), Syros makes no representations or warranties to Tyme, any stockholders of Tyme, or any other person regarding the Tax treatment of the Merger or the other transactions contemplated by this Agreement. Tyme acknowledges that it is the responsibility of Tyme and its stockholders to seek Tax advice from their own Tax advisors regarding the Tax treatment to Tyme and its stockholders of the Merger and the other transactions contemplated by this Agreement.

6.18    SM-88 Program. To the extent Tyme’s SM-88 assets are not sold or out-licensed prior to Closing, Syros shall explore and consider in good faith the viability of continuing to develop SM-88 in parallel with Syros’ other drug candidates or the sale or out-license of SM-88, in each case with a view toward maximizing shareholder value.

6.19    Financing.

(a)    Syros shall use its reasonable best efforts to finalize and consummate the Financing, including (i) negotiating any further instruments or agreements necessary to effect to the Financing (the “Financing Agreements”); (ii) satisfying on a timely basis all conditions in the Securities Purchase Agreement that are to be satisfied by Syros; and (iii) enforcing its rights under the Securities Purchase Agreement and any other documents related to the Financing. Syros shall keep Tyme informed on a reasonably current basis in reasonable detail of the status of its efforts to complete the Financing.

(b)    Syros shall not terminate any commitment in the Securities Purchase Agreement or amend or waive any material provisions thereof without the prior written consent of Tyme. Syros shall give Tyme notice immediately following any breach or threatened breach of or any termination or threatened termination by any party of the Securities Purchase Agreement or other documents related to the Financing.

(c)    For the sake of clarity, the obligations of Syros under this Agreement are not contingent upon the availability of the Financing or any other financing.

ARTICLE VII

CONDITIONS TO MERGER

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Stockholder Approvals. The Required Tyme Voting Proposal shall have been approved at the Tyme Meeting by the requisite vote of the stockholders of Tyme under applicable Law and Tyme’s certificate of incorporation. The Required Syros Voting Proposal shall have been approved at the Syros Meeting, at which a quorum is present, by the requisite vote of the stockholders of Syros under applicable Law and stock market regulations.

(b)    Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any

Governmental Authority in connection with the Merger and the consummation of the other Contemplated Transactions, the failure of which to file, obtain or occur is reasonably likely to have a Syros Material Adverse Effect or a Tyme Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Syros Material Adverse Effect or a Tyme Material Adverse Effect.

(c)    Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d)    No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)    Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved, and (ii) the shares of the Syros Common Stock to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(f)    Net Cash. The Tyme Net Cash shall have been finally determined in accordance with Section 6.15, and such Tyme Net Cash as finally determined shall exceed $50 million as of the Closing Date (excluding, solely for the purpose of this condition, the amount by which such Tyme Net Cash was increased for any Litigation Losses).

7.2    Additional Conditions to the Obligations of Syros and Merger Sub. The obligations of Syros and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Syros and Merger Sub:

(a)    Representations and Warranties. The representations and warranties of Tyme set forth in this Agreement and in any certificate or other writing delivered by Tyme pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Tyme Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Tyme Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Tyme Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Tyme Material Adverse Effect); provided, however, that the representations and warranties made by Tyme in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.8(a) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.6(a) and 3.6(c) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b)    Performance of Obligations of Tyme. Tyme shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)    No Tyme Material Adverse Effect. No Tyme Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)    Officers’ Certificate. Syros shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Tyme to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

7.3    Additional Conditions to the Obligations of Tyme. The obligation of Tyme to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Tyme:

(a)    Representations and Warranties. The representations and warranties of Syros and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Syros or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Syros Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Syros Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Syros Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Syros Material Adverse Effect); provided, however, that the representations and warranties made by Syros and Merger Sub in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.8(a) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 4.6(a) and 4.6(c) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b)    Performance of Obligations of Syros and Merger Sub. Syros and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)    No Syros Material Adverse Effect. No Syros Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)    Financing. The Securities Purchase Agreement shall be in full force and effect and all conditions precedent to the Financing shall have been completed in accordance with the terms thereof, except for such conditions as shall have been waived in accordance with the provisions of the Securities Purchase Agreement, and the Financing shall be completed substantially concurrently with the Merger with gross proceeds to Syros of at least $100,000,000.

(e)    Director Nominee. Subject to Tyme’s compliance with the requirements set forth in Section 6.16, a Tyme director nominee shall have been appointed to Syros’ board of directors in accordance with Section 6.16, effective as of Closing.

(f)    Officers’ Certificate. Tyme shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Syros to the effect that the conditions of Sections 7.3(a), (b), (c), and (d) have been satisfied.

7.4    Frustration of Closing Conditions. A party may not rely on the failure of a condition to be satisfied to avoid the Closing if such party’s material breach of this Agreement was a cause of the failure of such condition to be satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Required Tyme Voting Proposal by the stockholders of Tyme or approval of the Required Syros Voting Proposal by the stockholders of Syros:

(a)    by mutual written consent of Syros and Tyme;

(b)    by either Syros or Tyme if the Merger shall not have been consummated by December 31, 2022 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); provided, that, if as of such date all conditions set forth in Article VII (other than the condition set forth in Section 7.1(g)) have been satisfied or waived, the Outside Date shall automatically be extended until the date that is two (2) Business Days following the final determination of Tyme Net Cash in accordance with Section 6.15;

(c)    by either Syros or Tyme if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)    by either Syros or Tyme if at the Syros Meeting (including any adjournment or postponement), at which a vote on the Required Syros Voting Proposal is taken, the requisite vote of the stockholders of Syros in favor of the Required Syros Voting Proposal shall not have been obtained;

(e)    by Syros, if at any time prior to the receipt of the Tyme Stockholder Approval: (i) the Tyme Board shall have failed to include its recommendation to the approval of the Required Tyme Voting Proposal in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Syros its recommendation of the Required Tyme Voting Proposal; (ii) after the receipt by Tyme of an Acquisition Proposal, Syros requests in writing that the Tyme Board publicly reconfirm its recommendation of the Required Tyme Voting Proposal and the Tyme Board fails to do so within ten Business Days after its receipt of Syros’ request; (iii) the Tyme Board (or any committee thereof) shall have approved or recommended to the stockholders of Tyme an Acquisition Proposal (and not withdrawn such approval or recommendation); (iv) a tender offer or exchange offer for outstanding shares of Tyme Capital Stock is commenced (other than by Syros or an Affiliate of Syros), and Tyme Board (or any committee thereof) recommends that the stockholders of Tyme tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Tyme Board fails to recommend against acceptance of such offer; or (v) Tyme shall have materially and willfully breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement and such breach, if curable, has not been cured as of the effectiveness of such termination and at least five Business Days following delivery of written notice from Syros to Tyme of such breach.

(f)    by Tyme, if at any time prior to the receipt of the Required Syros Stockholder Approval: (i) Syros Board shall have failed to include its recommendation to the approval of the Required Syros Voting Proposal and the Other Syros Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Tyme its recommendation of the Required Syros Voting Proposal and the Other Syros Voting Proposals; (ii) after the receipt by Syros of an Acquisition Proposal, Tyme requests in writing that the Syros

Board publicly reconfirm its recommendation of the Required Syros Voting Proposal and the Other Syros Voting Proposals and the Syros Board fails to do so within ten Business Days after its receipt of Tyme’s request; (iii) the Syros Board (or any committee thereof) shall have approved or recommended to the stockholders of Syros an Acquisition Proposal (and has not withdrawn such approval or recommendation); (iv) a tender offer or exchange offer for outstanding shares of Syros Common Stock is commenced (other than by Tyme or an Affiliate of Tyme), and Syros Board (or any committee thereof) recommends that the stockholders of Syros tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Syros Board fails to recommend against acceptance of such offer; or (v) Syros shall have materially and willfully breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement and such breach, if curable, has not been cured as of the effectiveness of such termination and at least five Business Days following delivery of written notice from Tyme to Syros of such breach;

(g)    by Syros, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Tyme, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied; provided that neither Syros nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Tyme, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Syros to Tyme of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h)    by Tyme, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Syros, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied; provided that Tyme is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Syros, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Tyme to Syros of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective; or

(i)    by either Syros or Tyme if at the Tyme Meeting (including any adjournment or postponement), at which a vote on the Required Tyme Voting Proposal is taken, the requisite vote of the stockholders of Tyme in favor of the Required Tyme Voting Proposal shall not have been obtained.

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Syros, Tyme, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3    Fees and Expenses.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Tyme and Syros shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b)    Tyme shall pay Syros a termination fee of $2,443,000 (the “Tyme Termination Fee”) in the event of the termination of this Agreement:

(i)    by Syros pursuant to Sections 8.1(e); or

(ii)    by Syros or Tyme, as applicable, pursuant to Sections 8.1(b) or 8.1(g), so long as (A) prior to the Specified Time, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Tyme and has not withdrawn such Acquisition Proposal; and (B) within 12 months after such termination Tyme enters into a definitive agreement to consummate (which is consummated, whether or not within or after the 12 month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c)    Syros shall pay Tyme a termination fee of $2,068,000 (the “Syros Termination Fee”) in the event of the termination of this Agreement:

(i)    by Tyme pursuant to Section 8.1(f); or

(ii)    by Syros or Tyme, as applicable, pursuant to Sections 8.1(b) or 8.1(h), so long as (A) prior to the Specified Time, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Syros and has not withdrawn such Acquisition Proposal; and (B) within 12 months after such termination Syros enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d)    Any fee due under Section 8.3(b)(i) or 8.3(c)(i) shall be paid by wire transfer of same day funds within one Business Day of the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) or Section 8.3(c)(ii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, is consummated. If one party fails to promptly pay to the other any expense reimbursement or fee due pursuant to this Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate published in the Wall Street Journal for the relevant period, plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e)    The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.3 shall constitute the sole and exclusive remedy of Syros or Tyme, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Syros or Tyme shall receive the payment of a termination fee under the circumstances provided for in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Syros and any of its Affiliates or Tyme and any of its Affiliates, as applicable, or any other person in connection with this

Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Syros, Merger Sub any of their respective Affiliates or Tyme or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Syros or Tyme, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided, however, this Section 8.3(e) shall not relieve either party of any liability for a knowing and intentional breach of this Agreement, fraud or intentional misconduct prior to such termination. For the avoidance of doubt, this Section 8.3(e) shall not limit the right of any party to equitable remedies (including specific performance) prior to the termination of this Agreement.

(f)    The parties hereto acknowledge and agree that (i) in no event shall Tyme be required to pay Tyme Termination Fee on more than one occasion, nor shall Syros be required to pay Syros Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.4    Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

ARTICLE IX

MISCELLANEOUS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in Article I, Article II, Section 6.10, 6.16, 6.17, and 6.18 and this Article IX. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Syros or Merger Sub, to

Syros Pharmaceuticals, Inc.

35 CambridgePark Drive, 4th Floor

Cambridge, MA 02140

Attention:    Nancy Simonian

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:    Cynthia T. Mazareas, Esq.

                    Joseph B. Conahan, Esq.

                    Eric P. Hanson, Esq.

Email:          cynthia.mazareas@wilmerhale.com

                  joseph.conahan@wilmerhale.com

                  eric.hanson@wilmerhale.com

Fax:              (617) 526-5000

(b)	if to Tyme, to

Tyme Technologies, Inc.

1 Pluckemin Way – Suite 103

Bedminster, New Jersey 07921

Attention:    James Biehl

Email:          jim.biehl@tymeinc.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Attention:    Elizabeth A. Diffley, Esq.

                Brandon C. Mason, Esq.

Email:          elizabeth.diffley@faegredrinker.com

                 brandon.mason@faegredrinker.com

Fax:             +1 215 988 2757

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3    Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4    No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8 and Section 6.10, and (b) from and after the Effective Time, the rights of the holders of Tyme Common Stock, Tyme Options or Tyme Warrants to receive the consideration due to them pursuant to and in accordance with Article II.

9.5    Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.

9.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “$” and “dollars” are to the currency of the United States. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Where this Agreement refers to information that was “made available” or “delivered”, that means that such information was either (i) provided directly to Syros or Tyme, as applicable, by the other party, (ii) included in the virtual data rooms established by Syros and Tyme created for the purposes of providing information to the other party in connection with this Agreement at least 24 hours prior to the execution and delivery of this Agreement or (iii) filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. When used in the agreement, (a) “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors; (b) “Governmental Authority” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal), or (iv) self-regulatory organization (including Nasdaq); (c) “Knowledge” means the actual knowledge (and any knowledge that such person would reasonably be expected to know in the ordinary course of the performance of their employment responsibilities or by making a reasonable inquiry of their direct reports) of any of (i) with respect to Tyme, Richie Cunningham and Frank Porfido or (ii) with respect to Syros, Nancy Simonian and Jason Haas; and (d) “person” means any natural person or Entity, including a Governmental Authority, as applicable. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9    Governing Law. All matters arising out of or relating to this Agreement and the Contemplated Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12    WAIVER OF JURY TRIAL. EACH OF SYROS, THE MERGER SUB AND TYME HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SYROS, THE MERGER SUB OR TYME IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13    Disclosure Schedule. Each of the Tyme Disclosure Schedule and the Syros Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Tyme Disclosure Schedule or the Syros Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Tyme Material Adverse Effect or a Syros Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian
Name: Nancy Simonian, M.D.
Title: President and Chief Executive Officer

TACK ACQUISITION CORP.

By:	/s/ Nancy Simonian
Name: Nancy Simonian, M.D.
Title: President

TYME TECHNOLOGIES, INC.

By:	/s/ Richard Cunningham
Name: Richard Cunningham
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER